AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998
                           REGISTRATION NO. 333-60491
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D. C. 20549

                             AMENDMENT NO. 4 TO
                                  FORM SB-2
                           REGISTRATION STATEMENT
                                  UNDER
                         THE SECURITIES ACT OF 1933

                         VENTURI TECHNOLOGIES, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

     NEVADA                               7217                     86-0853635
(State or Other Jurisdiction     (Primary Standard Industrial (I.R.S. Employer
of Incorporation or Organization) Classification Code Number)  Identification
                                                                No.)
                              1327 NORTH STATE
                              OREM, UTAH  84057
                              (801) 235-9552
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                             MR. GAYLORD KARREN
                    Chairman and Chief Executive Officer
                              1327 North State
                             Orem, Utah  84057
                              (801) 235-9552
       (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 COPIES TO:

Robert K. Rogers, Esq.                       Randy K. Johnson, Esq.
Meyer, Hendricks, Bivens & Moyes, P.A.       Mackey Price & Williams
3003 North Central Avenue, Suite 1200        170 South Main Street, Suite 900
Phoenix, AZ 85012-2915                       Salt Lake City, UT 84101-1655
(602)604-2200                                (801) 575-5000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.

          CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS  AMOUNT TO BE   PROPOSED MAXIMUM  PROPOSED   REGISTRATION
OF SECURITIES        TO REGISTERED  OFFERING PRICE    AGGREGATE  FEE
BE REGISTERED          PER SHARE       OFFERING

Common Stock            750,000      $2.00        $1,500,000.00  $2,243.48

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C promulgated under the Securities Act of 1933.

                   VENTURI TECHNOLOGIES, INC.

                     CROSS REFERENCE SHEET

ITEM NUMBER AND CAPTION                       PROSPECTUS HEADING

1.  Front of Registration Statement and        Forepart of
    Registration Statement and Outside Front
    Cover of Prospectus                        Prospectus Cover Page
2.  Inside Front and Outside Back Cover Pages  Inside Front and Outside
                                               Back Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary
                                               and Risk Factors
4.  Use of Proceeds                            Use of Proceeds
5.  Determination of Offering Price            Determination of Offering Price
                                               Distribution
6.  Dilution                                   Dilution
7.  Selling Security Holders                   Not Applicable
8.  Plan of Distribution                       Plan of Distribution
9.  Legal Proceedings                          Legal Proceedings
10. Directors, Executive Officers, Promoters
    and Control Persons                        Management and Principal
                                               Stockholders
11. Security Ownership of Certain Beneficial
    Owners and Management                      Management and Principal
                                               Stockholders
12. Description of Securities to be Registered Description of Securities
13. Interest of Named Experts and Counsel      Not Applicable
14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities                                Not Applicable
15. Organization Within Last Five Years        Venturi's Business
16. Description of Business                    Venturi's Business
17. Management's Discussion and Analysis       Management's Discussion
                                               and Analysis
18. Description of Property                    Venturi's Business
19. Certain Relationships and Related          Certain Relationships and
    Transactions                               Related Transactions
20. Market for Common Stock                    Shares Eligible for Future
                                               Sale
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes In and Disagreements With
    Accountants on Accounting and Financial
    Disclosure                                 Not Applicable

INFORMATION IN THIS PROSPECTUS MAY BE CHANGED OR AMENDED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
DATED DECEMBER 3, 1998

                750,000 SHARES OF COMMON STOCK

                   VENTURI TECHNOLOGIES, INC.
 a corporation providing carpet cleaning and flood restoration services using proprietary technology

                  Logo/registered mark/picture

750,00 shares of Common Stock, par value .001 per share, of Venturi Technologies, Inc. (the "Common Stock"), are being offered by Venturi Technologies, Inc. to the public. See "Description of Securities."
Proceeds from the sale of Common Stock to the public will be used to pay the expenses of this offering and to provide working capital for Venturi.

The shares are being offered on a best efforts, no minimum, basis by Venturi's officers and directors (who will not be paid for such services). No assurance can be given that all Common Stock offered hereby will be sold. Persons who wish to purchase Common Stock in this offering must submit a check for the required payment to Venturi. See "Plan of Distribution."


The Common Stock is quoted on the NASDAQ OTC Bulletin Board under the trading symbol "VTIX". On December 2, 1998, the last sale price per share of the Common Stock as reported on the Bulletin Board was $1.50. See "Price Range for Common Stock." The public offering price is based upon the quoted price of the Common Stock as of a date not more than five (5) days prior to commencement of this offering.


There has not been an active market for the Common Stock prior to this offering, and there can be no assurance that an active market will develop by reason of this offering. See "Risk Factors."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING PRICE. SEE "RISK FACTORS" AND "DILUTION." THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             PRICE TO   DISCOUNTS      PROCEEDS TO
             PUBLIC                    COMPANY(1)

Per Share. .$2.00        $-0-             $2.00

Total . . $1,500,000.00  $-0-             $1,400,000.00

This offering will terminate not later than December 31, 1998 (the "Termination Date"), unless extended by Venturi for an additional 90 days.


        THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 1998


(1) Proceeds to Venturi are calculated on the assumption that all Common Stock offered hereby will be sold, and before the deduction of expenses in connection with this offering and payable by Venturi, which are estimated to be $100,000.00. Such expenses include filing, legal, accounting, printing and other miscellaneous fees. Venturi will use the net proceeds from this offering for general working capital for its ongoing operations.

(INSIDE FRONT COVER)

(Appearing on the inside front cover of the Prospectus will be a montage of color pictures of Venturi's trucks and/or cleaning personnel.)

                         PROSPECTUS SUMMARY

This Prospectus contains forward-looking statements which involve risks and uncertainties. Venturi's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following information is selective and qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and is not complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Common Stock.

               COMMON STOCK PURCHASE INFORMATION

Those wishing to purchase shares of Common Stock should make checks payable to Venturi Technologies, Inc., and mail them to Venturi's executive office: 1327 North State, Orem, Utah 84057, Attn: Joe Fox, Stockholder Relations Coordinator, telephone (801) 235-9552 and facsimile (801) 235-1731.

VENTURI Venturi Technologies, Inc. is a Nevada corporation, incorporated on January 30, 1997. Venturi provides carpet cleaning and fire and flood restoration services using proprietary technology known as VenturiClean(TM). Venturi presently operates in Texas and Utah. Venturi plans to expand its operations to other states through acquisitions, until VenturiClean(TM) is in use throughout the United States.

CAPITAL Venturi is authorized to issue 20,000,000 shares of $.001 par value Common Stock, and 5,000,000 shares of $.001 par value Preferred Stock. As of September 30, 1998 there were 4,676,886 shares of Common Stock outstanding, and 730,914 shares of Preferred Stock outstanding.

OFFICES Venturi's principal executive offices are located at 1327 North State, Orem, Utah 84057; and its telephone number is (801) 235-9552.

RISK FACTORS   An investment in the Common Stock involves a high
               degree of risk. Venturi cannot guarantee that it will have substantial sales or revenues or that it will be able to sell its services at a profit. See the "Risk Factors" section which begins on page 2.

THIS OFFERING  750,000 shares of Common Stock are being offered by
               Venturi.
               Price per share:  $2.00
               4,676,886 shares of Common Stock were outstanding as of September 30, 1998.
               5,426,886 shares of Common Stock will be outstanding if all shares offered are sold

USE OF         Venturi will use the proceeds of this offering
PROCEEDS       to pay the expenses of this offering and to
               provide working capital.  If all of the Common
               Stock offered is not sold, Venturi will fund the expenses of this offering from cash flow.

                  SUMMARY FINANCIAL INFORMATION

The summary statement of operations and balance sheet information set forth below for the years ended December 31, 1996 and 1997, are derived from, and are qualified by reference to Venturi's financial statements which have been audited by Child & Company, independent certified public accountants. The financial statements as of December 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The summary data for the nine months ended September 30, 1998 are derived from Venturi's unaudited interim financial statements, and in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data have been included. The information below should be read in conjunction with the consolidated Financial
Statements and Notes thereto included in this Prospectus. Venturi's historical operating results are not necessarily indicative of the results expected of any future period.



                                   SUMMARY FINANCIAL INFORMATION
                                   (In Thousands, Except Per Share Data)

                              YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED
                                   1996      1997    September 30 (Unaudited)
                                                       1997      1998
STATEMENT OF INCOME DATA:

Revenues                           $1,998    $2,161    $1,542   $3,354
Income (Loss) from operations      (1,211)   (3,162)     (903)  (2,546)
Net income (Loss)                  (1,148)   (3,162)     (903)  (2,546)
Net income per Share (1)           (   .49)  (   .79)  (  .23)   ( .54)
Weighted average number of
Shares outstanding                 2,342     4,069    3,987      4,676


                                  DECEMBER 31,              JUNE 30,
                              1996      1997           1997      1998
                                       Actual           Actual (Unaudited)
(Unaudited)
BALANCE SHEET DATA:
Total assets                 $   973   $   995        $ 1,287       $3,439
Long-term debt                  1,241     1,284         1,052        2,774
Stockholders' equity          (   731)   (1,156)         (209)        (722)


(1) Earnings per share data has been restated to conform with the requirements of FASB 128.

                          RISK FACTORS

An investment in Venturi Common Stock involves a high degree of risk and is not an appropriate investment for persons who cannot afford to lose their entire investment. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the Common Stock.

PROJECTIONS    This Prospectus contains information, such as
               projections, future expectations and other
               "forward-looking" statements (that is, projections of revenues, income or loss, earnings or losses, capital expenditures or other financial items;
               statements of plans and objectives for future operations; statements of future economic performance; and statements of the assumptions on which the foregoing are based). This information and statements represent Venturi's objectives, expectations or beliefs. Generally, such statements can be identified by use of the words may, will, expect, believe, anticipate, intend, estimate, continue or similar phrases. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.

LIMITED
OPERATING
HISTORY Venturi has a limited operating history upon which to base an evaluation of its prospects. Venturi's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. These risks include inability to sustain profit margins, to achieve expected growth levels, to attract sufficient capital for acquisitions and equipment purchases, and lack of experience in managing growth.

ACCUMULATED    Venturi has operated at a loss since 1996.
LOSSES         As of December 31, 1997, Venturi had an accumulated
               deficit of $4,801,971 and a stockholder deficit of $1,155,558.
               Venturi incurred a net loss of approximately $3,162,453 and had negative cash flows from operations during the year ended December 31, 1997. These results raise substantial doubt as to Venturi's ability to continue in existence. Management's plans in regard to these matters are described in "Management's Discussion and Analysis."

RISKS ASSOCIATED
WITH IMPLEMENTING
VENTURI'S BUSINESS
STRATEGY Because Venturi has been in existence for a short period of time, it is difficult to accurately forecast its revenues. Venturi's current and estimated future expense levels are based largely on its estimates of future revenues. If revenues are not as anticipated, Venturi may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall in revenues in relation to Venturi's planned expenditures could have an immediate adverse effect on its business, prospects, financial condition and results of operations. Implementation of Venturi's business strategy is subject to risks and uncertainties, some of which Venturi can control and others of which it cannot control. In addition, certain elements of Venturi's business strategy, notably acquisition of local carpet cleaning companies, could result in significant expenditures of cash and management resources. Finally, implementation of Venturi's business strategy is subject to risks associated with market and competitive conditions.

RISKS ASSOCIATED
WITH ACQUISITIONS
               Venturi has completed a number of acquisitions since 1995, and expects to pursue additional acquisitions in the future as a key component of its business strategy. Venturi cannot guarantee that attractive acquisition opportunities will be available or that it will be able to consummate or obtain the financing necessary to consummate any future acquisitions. Venturi also cannot guarantee that any acquisitions which are consummated will prove to be successful. Acquisitions involve many risks, including the risk that the acquired business will not perform in accordance with expectations, difficulties in integrating the operations of the acquired business with Venturi's business, the diversion of management's attention from other aspects of Venturi's business, the risks associated with entering geographic markets in which Venturi has limited or no direct prior experience and the potential loss of key employees of the acquired business. The acquisition of another business can also subject Venturi to liabilities and claims arising out of such business. In addition, future acquisitions would likely require additional financing, which could result in an increase in Venturi's debt or the issuance of additional capital stock which could dilute the holdings of other stockholders.

DEPENDENCE UPON
KEY PERSONNEL  Venturi's success is heavily dependent upon the continued active participation of its current executive officers, key employees and consultants, particularly Gaylord M. Karren and John M. Hopkins. Loss of the services of one of these executives, employees or consultants could have a material adverse effect upon the development of Venturi's business. Venturi has no employment agreement with Mr. Karren or Mr. Hopkins; however it does maintain "key man" life insurance on their lives. Venturi does not have employment contracts with or life insurance on any other officers or employees. Venturi cannot guarantee that it will be able to recruit or retain other qualified personnel should this become necessary. Venturi's failure to retain and attract the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on Venturi's business, prospects, financial condition and results of operations. See "Management."

COMPETITION    Some of Venturi's current and potential competitors
               in the carpet cleaning industry have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources. In responding to changes in the competitive environment, Venturi may make decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on Venturi. See "Description of Business-Competition."


CONTEMPORANEOUS
PRIVATE PLACEMENT:
POSSIBLE INTEGRATION
WITH PUBLIC OFFERING;
RISK OF RESCISSION      Contemporaneous with this offering or following
                        this offering, the Company may privately offer and sell its restricted securities to a limited number of accredited investors (the "Private Offering") pursuant to exemptions from registration under Rule
                        506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), or under other applicable exemptions from registration under state and federal securities laws. Although the terms of the Private
                        Offering have not been finally determined, the securities expected to be sold in the Private Offering may consist of a new series of preferred stock of the Company which will be convertible into common stock of the Company and may also include common stock purchase warrants. Such securities are likely to be offered at prices and with terms different from and, possibly, more favorable or less favorable, than the Common Stock offered in this offering. Although the Company is of the view that the above exemptions and other written positions of the Securities and Exchange
                        Commission ("SEC") or its staff support the validity of the Private Placement being made contemporaneously with this offering without integration with this offering, the Private Placement could be deemed to be integrated with this offering. If the Private
                        Placement is integrated with this offering, the Company could be deemed to have violated Section 5 of the Act ("Section 5") by having sold securities in the Private Placement without a registration statement being in effect as to such securities. In the event such a violation occurs, investors in the Private
                        Placement would be entitled to sue the Company to recover the consideration they paid for such securities or to rescind their purchase of the securities. If the Company were required to respond to such actions and repay the consideration received from the Private Placement, the Company may not then be in possession of sufficient resources both to finance its operations and to return the consideration paid for such securities. The Company presently contemplates raising between $500,000 and $750,000 through Private
                        Placement which, in the event of a successful recission action or action to recover such consideration paid, could become the approximate amount of the Company's potential liability. The Company could also be subject to an action by the SEC seeking an injunction and/or a penalty for violating Section 5. Any of the foregoing actions could have a materially adverse effect on the operations and viability of the Company.

RELIANCE ON THIRD
PARTIES FOR
EQUIPMENT      Venturi relies upon third parties to manufacture
               certain equipment used in its business. If any one of the manufacturers was unable or unwilling to continue manufacturing and selling the necessary equipment, Venturi's business, results of operations and financial condition could be materially adversely affected. Venturi does not maintain business interruption insurance.

MANAGEMENT OF
POTENTIAL GROWTH
               Venturi has expanded its operations very quickly, and expects that further expansion will be required to exploit the potential for growth and consolidation in the carpet cleaning industry. This expansion has placed, and will continue to place, a significant strain on Venturi's management, operations and financial resources. To manage its expected growth, Venturi must improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls, and expand, train and manage its already growing employee base. Venturi also may be required to expand its finance, administrative and operations staff. Venturi cannot guarantee that its current and planned personnel, systems, procedures and controls will be adequate to support future operations, or that management will be able to successfully identify, manage and exploit existing and potential market opportunities.
               If Venturi cannot manage growth effectively, its business, prospects, financial condition and results and operations could be adversely affected. See "Management's Discussion and Analysis."

LIMITED PROTECTION
OF INTELLECTUAL
PROPERTY AND
PROPRIETARY RIGHTS
               Venturi regards its service mark and related technology as proprietary and relies on a combination of copyright, trademark, trade secret and confidential information laws as well as employee and third-party nondisclosure agreements to protect its proprietary rights.
               Venturi has applied for patents covering certain aspects of the design of its cleaning equipment and the solutions used. Venturi has received a notice of allowance of patent with respect to one application; the other remains pending. Venturi cannot guarantee that any additional patents will actually be issued, or that Venturi will become entitled to the protections afforded by the federal patent laws. Venturi also cannot guarantee that these protections will be adequate to protect against technologies that are equivalent or superior to its technologies. Venturi cannot guarantee that its competitors or others will not develop superior technologies to which Venturi would not have access.

DEPENDENCE ON
TRADEMARKS,
PATENTS AND
PROPRIETARY
RIGHTS; NO
ASSURANCE OF
ENFORCEABILITY
               Venturi's success will depend in part on its ability
               to obtain and preserve its patents and trademarks
               and to operate without infringing the proprietary
               rights of third parties. Venturi cannot guarantee
               that its patent and trademark applications will provide a competitive advantage or afford protection against competitors with processes or services similar to
               those offered by Venturi.
                                6

               Venturi cannot guarantee that its competitors will not circumvent, or challenge the validity of those patents and trademarks. In addition, in the event that another party infringes Venturi's patents or trademarks, the enforcement of such rights is optional and can be a lengthy and costly process, with no guarantee of success. Finally, although to date no claims have been brought against Venturi alleging that its patents, trademarks or other proprietary information infringes intellectual property rights of others, there is no guarantee that such claims will not be brought in the future or that any such claims would not be successful. If such a claim were successful, Venturi's business could be materially adversely affected. In addition to any potential monetary liability for damages,
               Venturi could be required to obtain a license to use the trademarks or technology found to be infringing or could be enjoined from utilizing its trademarks and technology if such a license were not made available on acceptable terms. See "Business--Raw
               Materials; Patents; Licenses; Trademarks and
               Service Marks."

LACK OF CLINICAL
STUDIES There are no long term studies of the health or other effects of sustained exposure to carpet or other materials treated with the cleaning and other solutions used by Venturi. Venturi depends upon consumers' perception of the safety and quality of its services and processes. Although Venturi does not believe its cleaning and other solutions pose any potential health hazards, if this belief is mistaken, Venturi could face possible liability for any damage or injury caused to individuals exposed to its cleaning and other solutions. Such potential liability and any adverse harmful effects would have a severely adverse impact on Venturi. Venturi does not maintain products liability insurance.

NO DIVIDENDS ON
COMMON STOCK
ANTICIPATED    Venturi has never paid any dividends on its Common
               Stock and, because of its present financial condition and cash flow requirements, does not expect to pay any dividends on its Common Stock in the foreseeable future. Therefore, potential purchasers should not buy the Common Stock if they expect to receive dividend payments. See "Dividend
               Policy."

SHARES AVAILABLE
FOR RESALE     Sales of substantial numbers of shares of Common
               Stock in the public market following this offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this offering, and assuming that all shares offered hereby have been sold, Venturi will have 5,426,886 shares of Common Stock outstanding. 1,226,000 shares of the Common Stock outstanding (including all of the Common Stock sold in this offering) will be freely transferable without restriction or further registration under the Securities Act. Venturi cannot estimate when or how many shares of Common Stock may be sold by existing stockholders because such sales will depend upon the market price for the Common Stock, the personal circumstances of the seller and other factors. The future sales of Common Stock or the availability of such shares of Common Stock for sale may have an adverse effect on the market price of the Common Stock prevailing from time to time.
               If future sales did adversely affect the market price of the Common Stock, Venturi's ability to raise additional funds through an equity offering at such time could be adversely affected. See
               "Principal Stockholders" and "Shares Eligible for
               Future Sale."

DILUTION       Present stockholders acquired their shares of Common
               Stock at an average cost of approximately $.31 per share, an amount substantially less than the assumed public offering price of $2.00 per share. As of September 30, 1998 Venturi's net tangible book value, without giving effect to any outstanding warrants or options, was ($1,199,028) or ($.26) per share and will increase to approximately $200,972, or $.04 per share if all the shares of Common Stock offered by Venturi are sold. The result will be an immediate and substantial dilution of the net tangible book value of the shares of Common Stock acquired by the public investors of $1.96 (98%) per share if all shares of Common Stock offered hereby are sold. Public investors therefore will bear most of the risk of loss, while control of Venturi will remain in the hands of the present management and stockholders. See "Dilution."


INDEMNIFICATION
OF OFFICERS AND
DIRECTORS      Venturi's Articles of Incorporation and Bylaws
               require or permit it to indemnify and hold harmless its directors and officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs which may be incurred or suffered by such directors and officers as a result of their serving in such capacities with Venturi. See
               "Certain Provisions of Nevada Law and of Venturi's
               Articles of Incorporation and Bylaws."

ABSENCE OF
ACTIVE MARKET;
POSSIBLE
VOLATILITY OF
PRICE OF COMMON
STOCK Prior to this offering, there has been no active market for the Common Stock, although the Common Stock is quoted on the OTC Bulletin Board. Venturi cannot guarantee that an active trading market for the Common Stock will develop. The trading price of Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in anticipated or actual results of operations and market conditions.

RISK OF LOW-PRICE
STOCKS Since Venturi's securities are not quoted on the NASDAQ SmallCap Market, they are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). That Rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the
                                        8
               purchaser and have received the
               purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Common Stock.

               Securities and Exchange Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

               The foregoing required penny stock restrictions would not apply to Venturi's securities if they were included on the NASDAQ SmallCap Market and have certain price and volume information provided on a current and continuing basis or were to meet certain public float, minimum net tangible asset and revenue criteria. Venturi cannot guarantee that the Common Stock will qualify for exemption from these restrictions. Therefore, the market liquidity for the Common Stock could be severely adversely affected.

LACK OF A MAJORITY
OF INDEPENDENT
DIRECTORS      Upon completion of this offering, Venturi's board of
               directors will have no independent directors. As such, upon completion of this offering, the majority of its directors will be either officers, persons related to the officers, or persons appointed by the holders of the Series B Preferred Stock. See
               "Management."

GOVERNMENT
REGULATION     Venturi is subject to regulation under various
               state and local laws which include provisions regulating, among other things, telemarketing operations. Venturi cannot predict whether new domestic or foreign legislation regulating its activities will be enacted, or what effect it might have. See "Business--Government Regulation."

CONCENTRATION OF
OWNERSHIP; CERTAIN
ANTI-TAKEOVER
CONSIDERATIONS
               After this offering, Venturi's directors and all executive officers will beneficially own approximately 37.4% of the outstanding Common
               Stock. Accordingly, these stockholders will continue to have the ability to elect all of Venturi's directors and thereby direct or substantially influence the management, policies and business operations of Venturi and will have the power to control the outcome of any matters submitted to a vote of Venturi's stockholders. Venturi's Board of
               Directors has the authority to approve the issuance of 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.
               The rights of the Common Stock holders will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Certain provisions of Nevada law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving
               Venturi, as well as the removal of management, even if such events would be beneficial to the interests of the stockholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

LEGAL PROCEEDINGS
               Venturi is involved in litigation with respect to an acquisition of two related businesses.
               Although it is difficult to assess the possible outcome of this litigation, Venturi believes it will not be material. This belief is based in part on the fact that the plaintiffs provided Venturi with a detailed itemization of their claimed damages during pre-litigation settlement negotiations. The itemization reflected approximately $57,000 in damages.

YEAR 2000 RISK Venturi began computer automation in 1997.  Its systems consist primarily of stand-alone personal computers. Venturi has reviewed its computer programs and systems and believes that its programs and systems will function properly and be in compliance for the year 2000. If any future modifications are necessary, management does not believe that the costs to modify its programs or systems will be material to its financial condition or results of operations. Venturi cannot guarantee that such costs will be nominal. Because most of Venturi's customers are individuals, Venturi does not believe the year 2000 problem will have a material impact on its customers. Venturi has contacted those third parties with whom it has material relationships, such as banks and vendors, to ascertain their level of preparedness for Year 2000. Responses to date have been mixed, and not all parties can assure Venturi of their readiness. Venturi intends to continue to monitor this situation and, if necessary, to replace any relationships with entities that are not prepared or that expect to experience substantial business interruptions. Venturi cannot guarantee that the effect of the year 2000 problem on individuals and other entities with whom Venturi does business will not have a material adverse effect on Venturi's business, financial condition or results of operations.

FAILURE TO SELL
COMMON STOCK
OFFERED HEREBY The proceeds from the sale of Common Stock to the public will be used to pay the expenses of this offering and to provide working capital to support Venturi's operations. If all Common Stock offered hereby is not sold,

               Venturi will be required to pay
               the offering expenses and fund its operations from cash flow. This could have a material adverse effect on Venturi's ability to provide funds for its continuing operations.


                        USE OF PROCEEDS

The proceeds of this offering will be available to Venturi immediately upon payment from subscribers, and will be used to pay the offering expenses and provide working capital to support Venturi's operations. The following table sets forth the estimated application by Venturi of the net proceeds to be derived from the sale of Common Stock offered hereby assuming that all Common Stock offered hereby is sold.


        Total Proceeds to Company           $1,500,000
                Less Offering Expenses:
                Legal and Accounting            80,000
                Printing                        10,000
                Filing Fees                      5,000
                 Miscellaneous                   5,000
        Net Proceeds to Company             $1,400,000
        Intended Use of Proceeds:
        General Working Capital             $1,400,000

All net proceeds will be used for general working capital purposes, to support the basic operations of Venturi, including but not limited to funds for office rent, utilities, salaries and miscellaneous expenses. No assurance can be given that all Common Stock offered will be sold. If the proceeds received by Venturi are not sufficient to pay the expenses of this offering, Venturi will be required to pay the remaining offering expenses and fund its working capital needs out of cash flow from its operations.

                 DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock was determined by reference to its last quoted price as of a date not more than five (5) days prior to commencement of this offering, if available.

                        DIVIDEND POLICY

Venturi has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. Venturi presently expects to retain its earnings to finance the development and expansion of its business. The payment by Venturi of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on Venturi's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."

                            DILUTION

As of September 30, 1998, there were 4,676,886 shares of Common Stock outstanding, having a net tangible book value of ($721,736) or approximately ($.15) per share. Net tangible book value per share is the net tangible assets of Venturi (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this offering, there will be 5,426,886 shares of Common Stock outstanding having a net tangible book value of approximately $200,972 or approximately $.04 per share if all the Common Stock offered is sold. The net tangible book value of each share will increase to approximately $.04 per share from approximately ($.26) per share for present stockholders, and decrease by $1.96 per share (a dilution of 98%) to public investors, assuming that all of the Common Stock offered is sold at a price of $2.00 per share.


The following tables set forth the percentage of equity to be purchased by public investors in this offering compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares of Common Stock by public investors as compared to the total cash consideration paid by the present stockholders of Venturi.

                             ASSUMING ALL SHARES OFFERED ARE SOLD

                       Shares Purchased Total Cash Consideration Average Price
                       Number    Percent   Amount     Percent     Per Share(1)
Existing Common
  Stockholders        4,676,886   66%   $1,473,834     23%            $  .31
Series A Conversion(2)   64,410    1%   $  644,100     10%            $10.00
Series B Conversion(2)1,300,000   18%   $2,000,000     31%             $1.60
Series C Conversion(2)  406,504    6%   $  833,333     13%             $2.05
New Investors           750,000   10%   $1,500,000     23%             $2.00

     TOTAL            7,197,800  100%   $6,451,267    100%


(1) Based on the average value per fully diluted share paid by present stockholders and a public offering price of $2.00 per share of Common Stock to be paid by public investors.


(2) Assumes conversion of all outstanding series of preferred stock. See "Description of Securities--Preferred Stock."


Venturi has reserved an aggregate of 2,000,000 shares of its Common
Stock for its officers, directors, employees and consultants to purchase pursuant to its Dual Stock Option Plan. As of September 30,
1998, Venturi had issued 400,000 nonqualified stock options to its Chief Financial Officer, and 208,000 nonqualified stock options to its Chief Executive Officer and its President, all at an exercise price of $.01 per share; and 570,007 incentive stock options to other employees at an exercise price of $2.40. The above table does not give effect to the possible issuance of up to 1,078,007 additional shares of Common Stock upon exercise of any options which have been granted under the Plan. The issuance of shares of Common Stock

                                12
<PAGE

upon the exercise of options which may be granted under the Stock Option Plans would result in further dilution in the interests of stockholders, if at the time of exercise, Venturi's net tangible book value per share is greater than the exercise price of any such options. See "Stock Option Plan."

Additional options to acquire 100,000 shares of Common Stock have been issued to the holders of the Series B Preferred Stock. The above table does not reflect the possible issuance of additional Common Stock upon exercise of those options. The issuance of additional Common Stock upon exercise of these options would result in further dilution.

As of September 30, 1998, Venturi has outstanding 680,269 warrants to acquire Common Stock. Warrants to acquire 67,410 shares of Common Stock are held by the Series A Preferred Stockholders; warrants to acquire 5,000 shares of Common Stock are held by Dominion Capital, and were issued in consideration of the placement of the Series A Preferred Stock. These warrants are exercisable at $5.00 per share. Warrants to acquire 83,333 shares of Common Stock were issued to Sentry Financial and are exercisable at a price of $2.40 per share. Warrants to acquire 135,706 shares of Common Stock were issued in connection with a private placement of Common Stock in June 1997, and are exercisable at a price of $6.00. Warrants to acquire 388,820 shares of Common Stock were issued to Northstar Capital, LLC, and were issued in consideration for Northstar's agreement to arrange lease financing for Venturi. These warrants are exercisable at a price of $.50 per share at any time before February 17, 2008. The above table does not reflect the possible issuance of additional Common Stock upon exercise of the warrants referred to above. The issuance of additional Common Stock upon exercise of these warrants would result in further dilution.

                         CAPITALIZATION

The following table sets forth at September 30, 1998 the actual capitalization of Venturi. The capitalization has not been adjusted to reflect the sale of all shares of Common Stock offered by Venturi (based upon an initial public offering price of $2.00 per Share) or the application of the net proceeds therefrom since no assurance can be given that all Common Stock offered hereby will be sold. The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                             SEPTEMBER 30, 1998
Prior to Offering                   Actual(1)
                                   (Unaudited)

Stockholders' equity:
Common Stock, $.001 par value,     $ 4,677
20,000,000 shares authorized;
4,676,886 shares outstanding
Additional paid-in-capital         6,400,946
Preferred Stock, $.001 par value,
5,000,000 shares authorized;
64,410 Series A, 260,000 Series B and
406,504 Series C                       731
Offering expenses                   100,000
Retained Earnings                 (7,605,382)


     Total capitalization         ($721,736)

(1) Derived from Venturi's Financial Statements, which are included elsewhere in this Prospectus.


                     SELECTED FINANCIAL DATA

The statement of operations and balance sheet information set forth below for the years ended December 31, 1996 and 1997, are derived from, and are qualified by reference to Venturi's financial statements which have been audited by Child & Company, independent certified public accountants. The financial statements as of December 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The selected data for the nine months ended September 30, 1998 are derived from Venturi's unaudited financial statements, and in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data have been included. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. Venturi's historical operating results are not necessarily indicative of the results expected of any future period.

                      SELECTED FINANCIAL INFORMATION
                    (In Thousands, Except Per Share Data)

                              Year Ended
                              December 31  Nine Months Ended September 30
                                 1996      1997      1997      1998
                                                      (Unaudited)
Income Statement Data:
Net Sales                       $1,998    $2,161    $1,543    $3,354

Operating income (loss)         (1,211)   (3,162)    (903)    (2,546)

Other income (expenses), net
Net Income Loss                 (1,148)   (3,162)    (903)    (2,546)
Net income (loss) per share (1)
Weighted average shares
   outstanding                2,341,962 4,068,784 3,928,976 4,676,886

                                  December 31,           September 30,
                                 1996      1997      1997      1998
                                                      (Unaudited)
Balance Sheet Data:
Total assets                    $973       $995      $1,287      $3,439
Long-term debt                 1,241      1,284       1,052       2,774
Stockholders' equity            (731)    (1,156)      (209)       (722)



(1) Earnings per share data has been stated to conform with the requirements of FASB 128.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Venturi's financial statements and the other financial information appearing elsewhere herein.

Venturi was formed in 1997, but has operational and financial data from prior periods as a result of the operations of its predecessor, which was formed in 1994. That company is now a wholly owned subsidiary of Venturi. See "Venturi's Business-History and Development." Venturi's management has formulated a strategy that calls for it to consolidate the fragmented carpet cleaning industry by purchasing companies operating in particular locations, and converting the acquired companies to use of Venturi's proprietary processes. Venturi acquires unrelated companies that typically are much smaller than Venturi. Ordinarily, the owners of the target company exchange all or substantially all of the target company's assets or stock for Venturi common stock. Each acquisition has been treated as a pooling-of-interest business combination wherein the operating results of each combined entity have been included in Venturi's financial statements as though the acquired business had been combined as of the beginning of each year. Due to the small relative size and low profitability of the target companies, the effect on

Venturi's balance sheet is not material. The effect on Venturi's income statement also is not material. Each target company is similar to other target companies such that separate segment disclosures of each acquisition are not required to fairly state Venturi's financial condition.

The combined entities will record assets and liabilities in accordance with generally accepted accounting principles. Venturi's management anticipates no adjustments to net assets of any of the combined entities to comply with or adopt the same accounting principles or the same fiscal years. Under the pooling-of-interests method of accounting, the retained earnings accounts of all entities will be combined.

Venturi's historic operations have consisted of revenues from carpet cleaning and fire and flood restoration in the areas of Orem, Utah, and Fort Worth/Dallas, Houston and Lubbock, Texas, utilizing a proprietary technology and process. The primary costs of operating Venturi's business are the trucks and vans used to house the cleaning equipment, labor and cleaning equipment and supplies. See "Venturi's Business--Purchasing of Raw Materials."

NINE MONTHS ENDED SEPTEMBER 30, 1998

REVENUES. Revenues increased by 118% to $3,354,295 for the period ending September 30, 1998 compared to $1,542,680 for the period ending September 30, 1997, due to the completion of four acquisitions, marketing penetration in existing base locations, newer and more reliable equipment, and available funding.

OPERATING EXPENSES. Operating expenses totaled $5,900,485 for the period ending September 30, 1998, an increase of 141% from $2,445,818 for the period ending September 30, 1997. The increase in operating expenses was attributable to costs incurred to increase staff to permit the 118% increase in revenues over the same period.

LOSSES FROM OPERATIONS. Losses from operations increased to ($2,546,190) for the period ending September 30, 1998 as compared to ($903,138) for the period ending September 30, 1997. The increase of 182% reflects the cost of expanding operations.

LIQUIDITY AND CAPITAL RESOURCES. At September 30, 1998, Venturi had cash balances totaling $78,255 and a working capital balance of $718,597.
This compares to a cash balance of $147 and working capital of $227,090 as of September 30, 1997. At September 30, 1998, Venturi's capital resources consisted of equipment leases of $1,633,944, cash on hand of $78,255, and private equity funding of $6,406,354 representing the invested equity through September 30, 1998 (although as of September 30, 1998, Venturi had negative retained earnings of $7,605,382, resulting in negative stockholders' equity of $721,736).


Venturi's primary liquidity needs are $1,400,000 to cover corporate overhead through December 31, 1998 and $3,000,000 to fund purchases of additional capital equipment. Historically, Venturi has funded its operations through operating income, bank borrowings, and private placements of securities.


Venturi will use the proceeds from this offering to fund its overhead through December 31, 1998. Venturi will need additional financing to meet its anticipated working capital requirements for at least the next twelve months. Venturi's business plan calls for it to have a total of 104 trucks in operation by December 31, 1998. Venturi presently has approximately 50 trucks in service. $3,000,000 is available to fund truck and equipment purchases pursuant to a Master Lease Agreement with Northstar Capital, L.L.C. Venturi has signed four (4) equipment schedules having balances totaling $693,159. Additional trucks will be funded with the remaining $2,000,000 available under the Northstar Capital, L.L.C. leasing facility. Venturi has also received a commitment for up to $3,000,000 in additional lease financing from Capital Partners, Inc. These facilities should be adequate to fund Venturi's capital equipment purchases.

Venturi's accounts receivable increased to $640,342 for the period ending September 30, 1998 compared to $227,237 from the period ending September 30, 1997. The increase in accounts receivable was attributable to increased revenues primarily from sales to multi-family housing complexes and from new disaster restoration customers.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES. Revenues increased by 8.1% to $2,160,562 for the year ended December 31, 1997 compared to $1,998,335 for the year ended December 31, 1996. This nominal increase in sales was attributable to staff's efforts to arrange financing and develop procedures and technology to accommodate future acquisitions.

OPERATING EXPENSES. Operating expenses totaled $5,323,015 for the year ended December 31, 1997 an increase of 62.5% from $3,275,652 for the year ended December 31, 1996. The increase in operating expenses during the current year was primarily attributable to the cost of hiring additional staff to accommodate future acquisitions and expansion. In addition, there was a charge to earnings of approximately $1,396,000 for employee stock incentive programs.

LOSSES FROM OPERATIONS. Losses from operations increased to ($3,162,453) for the year ended December 31, 1997 a 148% increase from the ($1,210,780) for the corresponding period of the prior year. This increase was a result of flat sales and increased staffing costs to prepare for future acquisitions, including the stock incentives mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

During the year ending December 31, 1996, Venturi received $649,000 in new funding, compared with $1,235,000 in new funding during the year ending December 31, 1997. New funding in 1996 was provided by $124,000 in capital leases, and $525,000 from the private placement of Series A Preferred Stock. New funding in 1997 was provided by $146,000 in capital leases and $1,089,000 in private placements of securities (of which approximately $99,100 was related to subscriptions for Series A Preferred Stock, and the balance was attributable to private placements of common stock).

SEASONALITY

Venturi's business varies little from season to season, although it does experience slightly higher revenues in summer.

INFLATION

Inflation historically has not had a material effect on Venturi's operations. When the price of raw materials has increased, the costs have been built into the pricing structure. Venturi does not have either long-term supply contracts or long-term contracts with customers. Prices are determined centrally, and are quoted based on the prevailing market trends. Accordingly, Venturi does not believe inflation will have a material effect on its future operations.

PLAN OF OPERATION

Venturi intends to enter new markets through acquisitions. Initially, Venturi intends to focus on acquisitions in the southern and western United States. The acquired companies will then be converted and trained in the use of VenturiClean(TM). The next target markets for Venturi are California, Nevada and Arizona. In selecting a new market, Venturi's primary goal is to identify a market that has the potential to produce $100,000 in monthly revenues within six months after consummation of the acquisition. Venturi looks for the following attributes in acquisition candidates: five years successful operations within the market; favorable financial condition; reputation for quality service and integrity; quality management dedicated to aggressive growth; willingness to accept stock in exchange for assets; and annual revenue in excess of $250,000. Where possible, Venturi seeks to acquire market leaders or those businesses with the largest market share. Venturi has begun to receive regular inquiries from other companies in the industries desiring to have access to the VenturiClean(TM) and to become part of a larger organization.

Venturi has completed several acquisitions since January 1, 1998, and has signed letters of intent for consummation of two additional acquisitions. See "Venturi's Business--History and Development of Venturi."


As of September 30, 1998, Venturi had approximately 50 carpet cleaning and restoration trucks in operation. These trucks generated approximately $582,132 in revenues for the month of September, 1998, an average of $11,642 per truck per month. These revenue figures are better than anticipated by Venturi's management, which based its projections of future operations on the assumption that each truck would generate approximately $10,300 per month. Of course, Venturi cannot guarantee that its trucks will be able to continue to generate revenue at this level. Past performance is not a guarantee of future performance.

                       VENTURI'S BUSINESS

Venturi provides carpet cleaning and fire and flood restoration services to its customers through locations in Texas and Utah. Venturi is vertically integrated, and manufactures certain of the components used in its proprietary carpet cleaning equipment, including a flash heater, modulator box and cyclonic return system. Venturi's headquarters is located in Orem, Utah.

Venturi has developed a proprietary system for carpet cleaning, known as VenturiClean(TM). It consists of four unique components. See "Purchasing of Raw Materials; Patents; Licenses; Trademarks and Service Marks." The first is the use of electromagnetic oxidizing water ("EO water"), which Venturi creates at each operating base. The second is the use of proprietary cleaning solutions. Third is the use of flash heaters which heat the EO water closer to
                                18
application to the carpet, and the fourth is a specially-designed wand lift system (including the modular box and cyclonic return system). Unlike traditional carpet cleaning systems, VenturiClean(TM) does not flood the carpet or leave chemicals or cleaning agents in the carpet fibers as a by-product of its cleaning process. VenturiClean(TM) uses three proprietary cleaning agents or fluids. Each is non-toxic, with no surfactants, shampoos or harmful solvents. The first cleaning fluid, "Clean Right", is an organic, mineral-based cleaning agent designed to be used as a spotting agent with high temperatures to emulsify particles in excessively dirty carpet. The other two proprietary cleaning products (EPA I and EPA II) are forms of EO water, and have been molecularly modified and electrically charged to increase their cleaning efficiency. EPA I has a low pH, and EPA II has a high pH, to address different cleaning needs. Venturi believes that each of these proprietary cleaning agents is non-toxic and may be ingested without harmful effect. Each leaves no residue as a by-product of the cleaning process. Each cleaning agent kills bacteria, mold, spores, viruses and other pathogens within a short time after contact.

Venturi's primary source of revenues is from carpet cleaning and flood restoration services.

Venturi has experienced substantial growth in sales and net income in recent years. From 1994 to 1997, Venturi's sales grew from $230,300 to $2,160,562. Venturi intends to capitalize on its proprietary VenturiClean(TM) system and continue to consolidate this fragmented industry, and to develop repeat clients in all segments of the industry.

HISTORY AND DEVELOPMENT OF VENTURI

Venturi was incorporated in Nevada on January 30, 1997, under the name HiTek Carpet Care, Inc. Venturi was formed for the purpose of acquiring carpet cleaning and damage restoration service companies. The formation was effected with the issuance of 1,500,000 shares of Common Stock for $150,000. On June 30, 1997, HiTek issued 2,807,714 shares of its common stock to the shareholders of Action Venturi Technologies, Inc., a Texas Corporation formed on August 17, 1994 (the "Texas Corporation"). The Texas Corporation became a wholly-owned subsidiary of Venturi when the stockholders of the Texas Corporation exchanged all of the issued and outstanding shares of the Texas Corporation for shares of Common Stock and Preferred Stock of Venturi. The share exchange was consummated pursuant to a Stock for Stock Agreement dated as of June 30, 1997, and was treated as a tax-free reorganization; however,
Venturi did not receive an opinion of counsel to that effect.   In connection
with the reorganization, HiTek Carpet Care, Inc. changed its name to Venturi Technology Enterprises, Inc., and recently changed its name to Venturi Technologies, Inc. As a result of the exchange, the former Venturi stockholders attained ownership and voting control of HiTek. Through its subsidiary, Venturi acquired the assets of two carpet cleaning companies in Texas and Utah during 1995 and 1996.

Venturi was approved for trading on April 10, 1997 on the NASD OTC Bulletin Board, under the symbol "VTIX".

In 1995, the Texas Corporation acquired substantially all of the net assets of Dependable Janitorial, Inc. and Dependable Carpet Cleaning, an Orem, Utah-based company, pursuant to a Contract of Sale. The Texas Corporation
issued 137,499 shares of common stock in the exchange.   In March 1996, the
Texas Corporation exchanged 100,000 shares of its common stock for substantially all of the net assets of T-Co Carpet Cleaning and T-Co Heating Systems, and Preferred Carpet Care of Dallas. T-Co had operations in Irving, Texas, providing carpet cleaning services and manufacturing heating units for carpet cleaning equipment. Venturi has integrated the heaters manufactured by T-Co Heating Systems, and has developed certain additional proprietary equipment used in its proprietary VenturiClean(TM) cleaning method. Venturi formed a separate wholly-owned subsidiary named "T-Co Manufacturing, Inc." as a Utah corporation in 1997. This corporation has never functioned as a separate entity, and has no employees or assets.

In October 1996, the Texas Corporation exchanged 22,000 shares of its Common Stock for substantially all of the net assets of Stone Flood & Fire Restoration and ProTech Restoration, with carpet cleaning and restoration operations in Provo, Utah.


In March 1998, Venturi acquired substantially all of the net assets of Protech Carpet Cleaning and Flood Restoration, of Riverton, Utah, in exchange for 4,000 shares of Common Stock. In April 1998, Venturi acquired substantially all of the net assets of Complete Carpet Service, a Dallas, Texas-based carpet cleaning enterprise, in exchange for 7,500 shares of Common Stock. In July 1998, Venturi acquired substantially all of the net assets of a sole proprietorship doing business in Lancaster, California under the names "All Valley Carpet, All Valley Carpet & Upholstery Cleaning and All Valley Restoration Service." These assets were acquired in exchange for 5,000 shares of Venturi's Common Stock. In June 1998, Venturi agreed to acquire substantially all of the net assets of Video-Aire, a company providing duct cleaning services, in exchange for 160,000 shares of Common Stock. However, this acquisition was rescinded by mutual agreement in October 1998. In
August of 1998, Venturi acquired substantially all of the assets of Dirt Free Carpet and Upholstery Cleaning, Inc., a Texas Corporation, with operations in Houston, Texas. The transaction remains subject to a right of rescission that runs for 90 days after closing. Venturi has agreed to pay $150,000 in cash to the owner of Dirt Free, in consideration of his execution of a confidentiality and non-competition agreement, and to issue 52,632 shares of its common stock to the sellers in exchange for the assets upon expiration of the rescission period.

Venturi has agreed in principal to acquire substantially all of the net assets of a fire and flood restoration business located in Orem, Utah in exchange for 4,000 shares of Venturi Common Stock. Subject to final due diligence and satisfaction of other conditions, this acquisition should be completed within the next 90 days. Venturi is engaged in ongoing negotiations for acquisition of stock or assets of other carpet cleaning companies; however, none of such negotiations has resulted in any binding formal agreement or agreement in principle.

The Texas Corporation entered two other acquisition agreements with parties related to each other; however, for various reasons the assets so acquired were eventually divested. See the "Risk Factors" section, which begins on page 2. This failed acquisition has led to litigation against Venturi. See "Legal Proceedings."

INDUSTRY OVERVIEW

As reported by industry sources, the annual domestic market for carpet cleaning services was approximately $5 to $10 billion in 1997; and the market for flood repair and restoration was estimated to be much larger.

The industry can be divided into four segments: commercial cleaning, apartment and multi-family residential cleaning, single-family residential cleaning and restoration or disaster cleanup. The industry is highly fragmented, although there are a small number of franchise competitors, such as Service Master, ChemDry and DuraClean.

Current carpet cleaning technology has remained the same for the past 20 years. Despite the fact that trade publications have estimated that nearly 90% of carpet cleaning customers are dissatisfied with the results of their carpet cleaning services, no improvements had been made in the basic technology until Venturi developed VenturiClean(TM) and entered the market. Two basic carpet cleaning methods are used throughout the rest of the industry: the steam extraction method and the CO2 foam method. Approximately 40% of carpet cleaning uses the steam extraction method, which involves the injection of hot water into the carpet, usually at a pressure of about 300 psi, and the use of a vacuum process to attempt to remove the water. Some companies using the steam extraction method apply a soap or chemical prespray followed by a rinse with clean water; others use water with chemical or soap solutions during the cleaning phase without a rinse. This method is not as effective as VenturiClean(TM) because the water used penetrates the carpet backing and pad before the vacuum process can retrieve that water. Only about 60% of the water applied to the carpet is ever retrieved; the rest remains in the carpet fiber, backing and pad, requiring days to dry. Once the water has evaporated, it leaves a residue of soils, chemicals and surfactants, and often feels crusty. The residual surfactants act as magnets for dirt particles, and the carpet becomes soiled soon after the cleaning. This process also causes delamination of the carpet backing, weakening the carpet fibers.

The other basic method is CO2 foam. Although drier than steam extraction, the CO2 foam method still requires cleaning and foaming chemicals to be mixed with water and then applied to the carpet. The expanding foam is intended to lift particles out of the carpet for extraction with a vacuum process or dry pad buffing. An alternative method uses carbonated water designed to effervesce soil from the carpet. The residue is then buffed out with a cotton towel on a buffing machine. The carpet fiber does not get as wet as with the steam extraction method, but the vacuuming of foam and the buffing of carbonated chemicals does not remove soils and surfactants with the efficiency of VenturiClean(TM).

The oldest carpet cleaning method uses a rotary shampoo machine. The carpet is scrubbed with a rotary buffing machine to shampoo soap into the carpet with a bristle pad and then the carpet is vacuumed while still wet. This method also wets the carpet backing and pad and leaves behind surfactant residue.

MARKETING

The primary method of selling carpet cleaning to individuals is through mass marketing, using billboards, distribution of coupons, yellow pages advertising, local publications, door hangers, and telemarketing. In addition, Venturi participates in trade shows and local chamber of commerce events, such as golf tournaments and luncheons. Multi-family carpet cleaning services are promoted in this manner, and also through advertising in industry publications, targeting of national apartment management companies and demonstrations. Services for commercial properties are marketed to building maintenance companies, and through demonstrations and participation in local building management associations. Finally, restoration services are marketed primarily through industry publications and participation in industry associations and trade shows.

RAW MATERIALS; PATENTS; LICENSES; TRADEMARKS AND SERVICE MARKS

Venturi's proprietary technology permits it to remove virtually all of the dirt, soils and residue from a carpet; most other methods commonly in use by Venturi's competitors remove much less of the dirt, soils and residue. Further, through use of Venturi's proprietary technology, which removes virtually all of the fluids used in its process, carpets dry within hours of cleaning, whereas the drying time can extend up to several days using the methods of Venturi's competitors. Venturi has applied for two patents relating to its equipment and technology. One relates to the use of EO water in a carpet cleaner, and the other relates to the water heater. The United States Patent and Trademark Office has issued a notice of allowance for the carpet cleaner patent application.

Venturi licenses some of its technology from several sources. The raw materials necessary for the delivery of Venturi's services are: EO water, trucks and utility shells, and cleaning units. Venturi manufactures its own EO water using equipment purchased from Primacide, L.C., a Nevada limited liability company, pursuant to an Exclusive Use and Purchase Agreement. Primacide is owned by International Acqua Chemicals L.C. and Destiny Recovery Systems, L.C. Each of the members owns 50% of Primacide. Destiny Recovery Systems, L.C. is a Nevada limited liability company, of which 30% is owned by Venturi and 70% is owned by Gaylord M. Karren and John M. Hopkins, Venturi's Chairman and Chief Executive Officer and President, respectively. Each operating base must have a machine for the manufacture of EO water. Venturi has in the past purchased these machines from an unrelated third party at a cost of $6,000 per machine. Primacide has manufactured a new, more efficient model of this machine, which will be available to Venturi at a price of $9,500 per machine. No payments have yet been made to Primacide for EO water manufacturing machines, and Venturi expects to fund purchases from Primacide under capital leases. Venturi expects to begin acquiring and using the new model as soon as it is available, and to replace the old machines as cash flow permits. Venturi does not own any patents or other intellectual property rights related to the manufacture of EO water or the manufacture of the machines acquired from Primacide. The Primacide agreement grants Venturi the worldwide rights to use and exploit the EO technology in the carpet cleaning and ventilation duct cleaning industries, and allows Venturi to purchase its entire requirements for EO machines. The Primacide agreement runs until May 5, 2003, but is automatically renewed on a yearly basis thereafter. It may be terminated by either party after 120 days written notice or after 30 days written notice if the other party fails to comply with its terms.

Venturi is a party to a Requirements Contract with DT Enterprises, a California proprietorship, dated February 15, 1996, pursuant to which it purchases its requirements for the Clean Right carpet cleaning solution. The contract has no minimum purchase requirements, and the cleaning products are priced at DT Enterprises' current list prices. The contract runs for a period of 10 years from its date, and may be extended for an additional term of 10 years at Venturi's option.

Venturi has contracted with Prochem, Inc., the industry's leading manufacturer of professional carpet cleaning equipment to manufacture and assemble the Venturi truck mount units, which employ the VenturiClean(TM) technology. Prochem has two plants in Arizona, and has the capacity to meet Venturi's truck production schedule for the foreseeable future. Even if this were not the case, the items manufactured by Prochem are readily obtainable from other sources. Prochem does not provide carpet cleaning or restoration services, and is not a competitor of Venturi.

Venturi has applied for a patent on the heaters manufactured by T-Co Manufacturing. The heating unit is an electronically monitored dual flow flash heater, which permits detailed control of the water temperature, enabling Venturi to deliver water to the carpet fibers at a constant temperature. Venturi has applied for a patent on the unique features of the heater.

Venturi has filed an application to register the mark Venturi Technologies with the United States Patent and Trademark Office, and is in the process of applying to register the mark VenturiClean(TM). Venturi intends to apply for trademark or service mark registration as additional terminology for its services and products are developed.

MANUFACTURING

Venturi has no separate manufacturing facility. Rather, all of its manufacturing is performed at its headquarters in Orem, Utah on an as-needed basis.

CUSTOMERS

Venturi's customers consist principally of individuals located in Texas and Utah, commercial property owners and managers, and insurance companies. No single customer accounts for five percent (5%) or more of Venturi's sales. The largest concentration of Venturi's customers are in Texas. Venturi has no plans to market its services outside the United States in the foreseeable future.

GOVERNMENT REGULATION

Venturi's present operations are not subject to special regulatory controls.

COMPETITION

In a study conducted by Combustion Resources, a Utah limited liability company, EO water processed through the modulator box decreased the surface tension sufficiently to permit the wand-lift system to remove virtually all of the test stains cleaned in the study (soil and carbon powder, and barbecue sauce and animal fat). An additional effect of the use of the modulator box is the prevention of scale buildup and improved cleaning performance. Further, the use of EO water showed very fast bacterial kill rates, thereby providing a sanitizing effect.


Despite these technological improvements, Venturi remains subject to significant competition. The carpet cleaning industry is highly fragmented, with thousands of companies nationwide, many of which are sole proprietorships. Venturi faces further competition in recruitment of personnel and distributors. Some of Venturi's competitors are substantially larger and have available considerably greater financial resources than Venturi. Venturi's ability to remain competitive depends, in significant part, on Venturi's ability to continue its acquisition program and to recruit and retain personnel. Although Venturi believes its benefit and compensation plans, and other incentive programs provide its employees with significant earning potential, there can be no assurance that Venturi's programs for recruitment and retention of personnel will be successful.

Venturi cannot guarantee that its competitors will not develop proprietary systems with capabilities similar to VenturiClean(TM) without violating any of Venturi's intellectual property rights.

RESEARCH AND DEVELOPMENT

Venturi has expended approximately $15,000 over the last two fiscal years on research and development activities. In 1997, Venturi commissioned an analysis of carpet cleaning systems by Combustion Resources, a Utah limited liability company, which produced a report on September 19, 1997, comparing VenturiClean(TM) with the standard carpet cleaning methods described above. The analysis was performed by Dr. L. Douglas Smoot, the past Dean of the College of Engineering and Technology, professor of Chemical Engineering and current Director of the Advanced Combustion Engineering Research Center at Brigham Young University. Dr. Robison concluded that use of these proprietry components removed over 99% of micro-organisms from carpet, thus achieving a significant level of carpet decontamination.

There are no long term studies on the effect of prolonged exposure to EO water. Although Venturi believes such exposure has no known side effects, Venturi has not commissioned any study of same.

EMPLOYEES

As of September 30, 1998, Venturi had 135 full-time employees. These numbers include personnel located at Venturi's bases in Texas and Utah, as well as administrative personnel. Venturi considers its employee relationships to be satisfactory. None of Venturi's employees is a member of any labor union, and Venturi has never experienced any business interruption as a result of any labor disputes.

FACILITIES

Venturi rents its headquarters building, located in Orem, Utah, and the following additional facilities, which have lease terms between 6 months and 60 months, and lease payments between $675 to $4,000 for its headquarters:

          PURPOSE             LOCATION

          Headquarters        1327 North State, Orem, Utah
          Operating Base      3322 Garden Brook, Dallas, Texas
          Operating Base      218 West Cottage, Sandy, Utah
          Operating Base      8550 Winkler, Suite B, Houston Texas
          Operating Base      350 South Beltline, Suite 101, Irving, Texas
          Operating Base      5709 D 40th Street, Lubbock, Texas
          Operating Base      930 North 1610 West, Orem, Utah
                              (Restoration)
          Operating Base      2223 Handley Ederville Rd., Fort Worth, Texas
          Operating Base      2763 West Avenue L, #170, Lancaster, CA

Venturi also leases mobile office space located adjacent to its headquarters building in Orem, Utah, which house certain administrative and training personnel. This space is leased for a term of six months, at a cost of $1,050.00 per month.

Venturi believes that each of its facilities is suitable for its current use. Venturi also believes that upon expiration of the current lease terms, alternate space would be available at reasonable cost for continuation of its business.

In addition to these leased properties, Venturi owns two parcels in Orem, Utah which serve as an operating base. These properties have outstanding mortgages of $47,887 and $52,940, with monthly payments of $747 and $677, respectively.

Venturi has entered a Master Lease Agreement with Northstar Capital, LLC, to provide funding in an amount not to exceed $3,000,000 to acquire trucks and equipment. Pursuant to this Master Lease Agreement, Venturi has signed 4 equipment schedules having balances totaling $693,159, and $192,371. The monthly payments on these equipment schedules is $6,695, $4,120, $9,741 and $6,738, respectively.

Venturi also has outstanding 4 equipment schedules with Sentry Financial, with unpaid balances totaling $163,160. These leases have monthly payments of $2,182, $1,145, $2,280 and $5,975, respectively. The Master Lease Agreement with Northstar Capital replaced the Sentry Financial facility.

In May of 1998, Venturi received a commitment from Capital Partners, Inc. for lease financing in an amount of up to $3,000,000.

LEGAL PROCEEDINGS

Venturi is currently a party to a lawsuit, captioned Hal B. Phillips, Beverly
H. Phillips and Qualitek Supply, Inc. v. Venturi Technology Enterprises, Inc., Gaylord Karren, John Hopkins, William C. Thomas, Merrill L. Littlewood and James A. Frame, Cause No. 98-03695, 126th District Court, Travis County, Texas. The lawsuit arose out of the acquisition of plaintiff's business assets on March 30, 1996, pursuant to an Asset Purchase Agreement. In approximately August 1996, Venturi terminated its relationship with the plaintiffs and in April 1997 filed a lawsuit in Utah State Court alleging that Hal B. Phillips, Beverly Phillips and Qualitek Supply, Inc. made misrepresentations to Venturi to induce Venturi to acquire the assets and had breached the Asset Purchase Agreement, and requesting that the Asset Purchase Agreement be rescinded or terminated. The Utah State Court action was dismissed on the grounds that the Utah court did not have personal jurisdiction over the defendants, who were residents of the State of Texas, and did not have sufficient contacts with the State of Utah. On April 8, 1998, the Phillips and Qualitek filed this action in Texas State Court alleging violations of Texas securities laws in connection with the issuance of 100,000 shares of Venturi Common Stock in exchange for the assets of Qualitek, as well as fraud, negligent misrepresentation, breach of contract and conversion, and seeking damages in the amount of $2,500,000. Venturi has filed an answer and counterclaim asserting the same claims as in the Utah state action. A motion has been filed to consolidate these cases. Venturi intends to vigorously defend this lawsuit. Discovery has not yet been completed, and it is difficult to evaluate the likelihood of an unfavorable outcome to Venturi. During pre-litigation settlement negotiations, the plaintiffs provided Venturi with a detailed itemization of their claimed damages in the amount of $57,000. Therefore, Venturi believes the actual damages are substantially less than the amount requested. As a result, Venturi believes that any damage award should not be material; however, there can be no assurance that this will be the case. Venturi's operations could be jeopardized to the extent a damage award exceeded the amount of liquid assets available for payment of such award.

                                MANAGEMENT

The following table sets forth certain information regarding the directors and executive officers of Venturi.


  NAME                   AGE             POSITION

  Gaylord M. Karren      50             Chairman, Chief Executive Officer,
                                           Director
  John M. Hopkins        47             President, Director
  William Thomas         45             Vice President of Assimilations
  Merril L. Littlewood   54             Chief Financial Officer
  Joel Karren            44             Vice President of Training
  Ronald M. Karren       36             Vice President of Corporate
                                           Communications, and Secretary
  James Stone            35             Vice President of Operations


TERMS OF OFFICE

The directors of Venturi hold office until the next annual meeting of stockholders of Venturi or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.

After this offering, Venturi's board will be expanded to five members, and Venturi will establish an audit committee and a compensation committee, consisting of at least two independent directors. The compensation committee will make decisions regarding salaries, incentive compensation, stock option grants and other matters with respect to executive officers and other key employees of Venturi.

BUSINESS EXPERIENCE

Gaylord M. Karren   has served as Chairman, Chief Executive
                    Officer and Director since Venturi's
                    founding.   Mr. Karren obtained his
                    Bachelor of Arts degree in Finance and
                    Banking from Brigham Young University in
                    1973; and his Masters Degree in Banking
                    from the University of Oklahoma in 1979.
                    Prior to founding Venturi, Mr. Karren
                    managed apartment complexes and
                    retirement homes; formed and operated oil and gas ventures; and directed lending operations for leading banks in Montana and Utah.

John M. Hopkins     has served as President and Director
                    since Venturi's founding.  Prior to
                    forming Venturi, Mr. Hopkins was a
                    property manager, and co-founded an oil
                    drilling company.  In addition, he was
                    active in chemical and oil sales
                    operations.  Mr. Hopkins attended Utah
                    State University, with a pre-engineering emphasis.

William Thomas      has served as Vice President of Assimilations
                    since January 30, 1995. Mr. Thomas was the owner and operator of T-Co Manufacturing prior to its acquisition by Venturi. Prior to forming T-Co Manufacturing in 1989, Mr. Thomas operated carpet cleaning services in Garland and Lubbock, Texas. He received his B.A. degree from

                    Texas Tech University in 1974, and was enrolled in the Texas Tech Graduate School Clinical Psychology Master/ Doctorate Program in 1976.

Merril L. Littlewood
                    has served as Venturi's Chief
                    Financial Officer since January 1,
                    1998.  Mr. Littlewood is a certified
                    public accountant, and has been
                    associated with Potter, Littlewood & Petty, P.C., certified public accountants, since 1979. Prior to 1979, he held various accounting and management positions. He received his Bachelor of Science Degree in Accounting from Brigham Young University in 1969.

Ronald M. Karren    has served as Venturi's Vice President of
                    Corporate Communications since April 1,
                    1997, and as its corporate Secretary
                    since July 1, 1998. Mr. Karren graduated from Brigham Young University in 1991, with a Bachelor of Science Degree in International Relations, with an emphasis on Marketing. Prior to joining Venturi, Mr. Karren was a project manager of a land development project in Idaho Falls, Idaho. Mr. Karren also founded the Great
                    Basin Fly & Outfitters in Provo, Utah, an exclusive fly shop. Ron Karren is the nephew of Gaylord Karren, Venturi's
                    Chairman and Chief Executive Officer.

Joel Karren         is the Vice President of Training, and
                    was the President of Venturi's
                    subsidiary, T-Co Manufacturing.  He was
                    instrumental in the design of Venturi's
                    first truck mount carpet cleaning units.
                    Mr. Karren is an expert in automotive
                    service, and prior to joining Venturi,
                    operated several successful businesses in
                    California and Idaho. Joel Karren is the brother of Gaylord Karren, Venturi's
                    Chairman and Chief Executive Officer.

James Stone         has served as Vice President of
                    Operations since January 4, 1998. Prior to joining the Company, Mr. Stone was the founder and chief operating officer of Pro-Tech Restoration, Inc. and Stone
                    Flood and Fire, which was acquired by the Company in 1996. Mr. Stone has also founded a securities firm.

EXECUTIVE COMPENSATION

No officer has received compensation in excess of $100,000 in any of the past three years. The following table sets forth information as to the compensation paid or accrued to Venturi's Chief Executive Officer and President for the three years ended December 31, 1997. The salary column includes certain management fees paid in lieu of wages.

NAME/ POSITION                      YEAR    SALARY   BONUS  OTHER  OPTIONS

Gaylord M. Karren                   1997    90,000   none   none   none
Chairman, Chief Executive           1996    90,000   none   none   none
Officer and Director                1995    57,000   none   none   none
John M. Hopkins                     1997    90,000   none   none   none
President and Director              1996    90,000   none   none   none
                                    1995    57,000   none   none   none


Venturi issued options to acquire 104,000 shares of Common Stock to Mr. Karren and to Mr. Hopkins in May of 1998, at a strike price of $.01 per share. See "Option Exercises and Holdings."

DIRECTORS COMPENSATION

No Compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance
at Board and committee meetings.   At such time as the Board of Directors
deems appropriate, the Company intends to consider adoption of an appropriate policy to compensate non-employee directors, to attract and retain the services of qualified non-employee directors.

COMPENSATION PURSUANT TO BENEFIT PLANS AND ARRANGEMENTS

STOCK OPTIONS

By resolution dated July 1, 1997, Venturi's Board of Directors adopted a Dual Stock Option Plan, and reserved 2,000,000 shares of the Company's Common Stock for issuance pursuant to the Plan. The Plan is a continuation of a similar plan adopted by the Texas Corporation in July of 1996. Of the Common Stock reserved for issuance pursuant to the Plan, 1,500,000 shares are allocated to the Employee Program, and 500,000 shares are allocated to the Consultant Program. The Employee Program is for all key employees (including employees who are also directors of the Company or its subsidiaries). The Consultant Program is for all consultants including directors who are not also employees of the Company. Options granted pursuant to the Employee Program are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, and options granted under the Consultant Program are intended to be Non-Statutory Stock Options. The Plan is being administered by the entire Board. The entire Board administers the Consultant Program. After this offering, the Company shall ensure that the committee satisfies the requirements of Section 16 of the Exchange Act and the Code.
The administrator determines the terms of options granted under the Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date the option is granted.

The options vest immediately and their term may not exceed ten years. If not terminated earlier, the Plan will terminate on July 1, 2006. Termination will not affect rights and obligations granted prior to termination. The administrator has the authority to amend or terminate the Plan so long as such amendment or termination does not adversely affect any outstanding options.

As of September 30, 1998, 580,007 incentive stock options had been granted under the Plan at an option price of $2.40; and 608,000 nonqualified stock options had been granted at $.01 per share. In December, 1997, Venturi recorded compensation expense of $1,396,000 for the difference between the exercise price and the fair value of the underlying stock at the date of grant (which was $3.50 per share). Venturi has not yet recorded any compensation expense for options granted in 1998.

OPTION EXERCISES AND HOLDINGS

No stock options were exercised by the named executive officers during fiscal 1997 or as of September 30, 1998. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted in all years to the named executive officers and held by them as of September 30, 1998, and the value of unexercised in-the-money options (i.e. options that had a positive spread between the exercise price and the public offering price of the Common Stock) as of September 30, 1998:

     Name                Unexercised Options      Value of Unexercised
                                                       Options (1)

     Gaylord M. Karren (2)         104,000             $   206,960
     John M. Hopkins (2)           104,000             $   206,960
     Merril L. Littlewood (2)      400,000             $   796,000
     Joel Karren (3)                71,800             Not applicable
     William Thomas (3)             28,500             Not applicable
     James Stone (3)                 2,000             Not applicable
     Ronald M. Karren (3)            2,000             Not applicable

(1)  Calculated using an assumed public offering price of $2.00.
(2)  These options have an exercise price of $.01.
(3)  These options have an exercise price of $2.40.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Gaylord M. Karren, John M. Hopkins, James A. Frame, Jason Karren, Jack Paris and Wayne Mortensen founded Action Venturi Technologies, Inc. (the "Texas Corporation") in August 1994 and would be considered promoters of Venturi.
In connection with the formation of Action Venturi Technologies, Inc., Gaylord
M. Karren, John M. Hopkins and James A. Frame each purchased 106,690 shares of common stock at a price of $.22 per share, for a total of $69,164. Jason Karren, Jack Paris and Wayne Mortensen each contributed $10,000 in cash plus the value of past services rendered to Venturi in exchange for 40,000, 35,000 and 35,000 shares of Common Stock in September, 1994. In addition, in consideration for past services rendered to Venturi, shares of common stock of that corporation were issued to Eric Dekker (45,833 shares), Joel Karren (4,500 shares) and Dale Karren (5,000 shares). On June 30, 1997, the foregoing persons and all other stockholders of the Texas Corporation exchanged their Texas Corporation stock for a like amount and kind of stock in Hi-Tek Carpet Care, Inc. A total of 2,807,714 shares of Hi-Tek Common Stock were exchanged, including 926,250 shares held by Gaylord M. Karren, 926,250 shares held by John M. Hopkins, 120,000 shares held by James A.
Frame, 35,00 shares held by Jason Karren, 35,000 shares held by Jack Paris, 35,000 shares held by Wayne Mortensen, and 2,500 shares held by Merril L. Littlewood.

In connection with the organization of HiTek Carpet Care, Inc. in January of 1997, the following persons purchased Common Stock at $.10 per share, for a total consideration of $150,000: Eileen Albertson; Autumn Leaf, Inc.; Battle of Midway Incorporated; J.C. Blanleil; Rachael A. Burton; Mary Ann Coleman; Delta Financial Resources, Inc.; Diversified Lenders, Inc.; Gayle Dorrsey; Ronald L. Drake; Marci Evans; Darlene Fawcett; Kris Gornichec; Emil Gulbranson; Melville K. Gulbranson; Rebecca Gulbranson; Kerri Heavenor; Betty Hurtado; Dixie Hutchins; Garth P. Jarman; Bryan L. Jeffery; Wydell Jeffery; Jana Jensen; Jacob D. Klassen; Linda Klassen; John J. Kochel; Mark Larson; Roslyn Mackay; Mary Magouirk; Renetta Mecham; MK Resources, Inc.; Tracy J. Nelson; Suzanne Pancheri; Freddie C. Roberts, Jr.; Karen Roberts; Janis and David R. Rowberry; Lise-Lotte Ruzicka; Nancy Smithanik; Symmetry Inc.; Jeffery Clark Tanner; Max C. Tanner; Mont E. Tanner; Renee Tieman; C.F. Walker; Gordon
J. Weaver; Kimberly Witter; and Monica Young.

None of the persons in the immediately preceding paragraph is the beneficial owner of 5% of Venturi's Common Stock. Venturi has not engaged in any other transactions with the foregoing persons.

Merril L. Littlewood, the Chief Financial Officer of the Company, is also a principal in Potter Littlewood & Petty, P.C., certified public accountants. Potter Littlewood & Petty, P.C. has prepared Venturi's tax returns for the years 1995, 1996, and 1997.

Venturi has outstanding loans from its executive officers and principal stockholders. It presently owes Gaylord M. Karren $83,591; John M. Hopkins $55,000; and James Stone $314,583. The loans from Gaylord M. Karren and John
M. Hopkins do not bear interest, are payable on demand, and have no scheduled repayment terms with the exception of payment of $1,950 per month to Mr. Karren to enable him to repay the source of the loan funds, a second mortgage on his personal residence. The loans from James Stone bear interest ranging from 8.9% to 17.11%. Monthly payments on the loans from James Stone are $6,000.

Venturi issued 700,866 shares of Common Stock to Gaylord M. Karren and John M. Hopkins in consideration of the assignment to Venturi of certain patent applications and in lieu of interest on the loans referred to above. Venturi owns 30% of Destiny Recovery Systems, a Nevada limited liability company, of which Gaylord M. Karren and John M. Hopkins own 70%. Destiny Recovery Systems in turn owns 50% of Primacide, L.C., a Nevada limited liability company. No payments have been made to Primacide by Venturi; payments will be paid in the future for the purchase of the EO water manufacturing machines. See "Raw Materials; Patents; Licenses; Trademarks and Service Marks." Venturi has loaned Primacide $40,024 to fund its ongoing operations. This loan bears interest at 8% per annum, and is payable on demand at any time after March 1, 1999.

Randy K. Johnson is Venturi's general counsel. He also served as Venturi's corporate Secretary until July 1, 1998. Venturi has paid $38,907.25 to Mr. Johnson or firms in which he practices for legal services rendered since January 1, 1997. Venturi owes Mr. Johnson or firms in which he practices $58,242 for services rendered. Venturi entered into a Consulting Agreement with Capital Solutions, Inc., a Delaware corporation, pursuant to which CSI has agreed to assist Venturi in locating and obtaining sources of additional capital. In consideration for such services, Venturi paid CSI a non-refundable, nonaccountable expense retainer of $10,000. Venturi is a party to a financial consulting agreement with Capital Solutions of Salt Lake City, Utah. Pursuant to his agreement, Venturi has issued 150,000 shares of Common Stock in lieu of cash payment for consulting services rendered.

Venturi is a party to a Registration Rights Agreement with Equity Services, Ltd. ("ESL"), dated December 31, 1997. Equity Services, Ltd. is the holder of 10,000 shares of Venturi's issued and outstanding Series B Preferred Stock. This stock was issued in consideration for acting as placement agent for the Series B Preferred Stock. The Registration Rights Agreement grants ESL the right to demand that Venturi register under the Securities Act Common Stock issuable upon conversion of the Series B Preferred Stock. This demand right commences June 30, 1999, and Venturi is obligated to use its best efforts to effect such a registration. Also commencing on June 30, 1999, ESL is entitled to participate in any registration of Common Stock initiated by Venturi.

Venturi also is a party to a Registration Rights Agreement with Entrepreneurial Investors, Ltd. ("EIL"), dated December 31, 1997. Entrepreneurial Investors, Ltd. is the holder of 250,000 shares of Venturi's issued and outstanding Series B Preferred Stock. Together, ESL and EIL own all of the issued and outstanding shares of Venturi's Series B Preferred Stock. The Registration Rights Agreement grants EIL the right to demand that Venturi register under the Securities Act Common Stock issuable upon conversion of the Series B Preferred Stock. This demand right commenced December 31, 1997, and Venturi is obligated to use its best efforts to effect such a registration. Also commencing on December 31, 1997, EIL is entitled to participate in any registration of Common Stock initiated by Venturi.

Venturi is a party to a Business and Financial Advisory Agreement with CDL Capital Corp. (now known as Invest Linc Capital Corp.) (one of the holders of the Series C Preferred Stock), pursuant to which Venturi retained CDL Capital Corp. to serve as its financial advisor. Venturi is obligated to reimburse CDL Capital Corp. for expenses, to pay consulting fees of $200 per hour, and to pay asuccess fee equal to a percentage of funds raised for Venturi through debt or equity financings. As a retainer, CDL Capital Corp. was paid a fee of warrants to acquire 100,000 shares of Common Stock, at an exercise price of $2.05 per share. The agreement runs for a period of one year from March 10, 1998, the date it was signed.

The Company presently is discussing a possible private placement of its securities. See "Risk Factors - Contemporaneous Private Placement; Possible Integration with Public Offering; Risk of Rescission." If the Private Placement proceeds (and there is no assurance that it will), the Company has been informed that the purchaser likely would be a limited liability company to be formed for the purpose of acquiring such securities. Although the Company understands no such entity has yet been formed, the managing member of such limited liability company is expected to be a limited liability company yet to be formed which is expected to be controlled by Steven L.

Brown and Scott B. Lyon. Mr. Brown and Mr. Lyon are both stockholdres of, and Mr. Brown is a director and executive officer of, Invest Linc Capital Corp.

                          PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of the date of this Prospectus, regarding ownership of Venturi's Common Stock (i) by each person known by Venturi to be the beneficial owner of more than 5% of Venturi's outstanding Common Stock, (ii) by each director of Venturi, (iii) by certain related stockholders, and (iv) by all executive officers and directors of Venturi as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted. The table includes unexercised options to acquire Common Stock held by the persons listed. The table assumes that there are 8,209,052 shares of Common Stock beneficially owned before this offering; and that there will be 8,959,052 shares of Common Stock beneficially owned after this offering (being the sum of 4,676,886 shares of Common Stock outstanding as of September 30, 1998 plus (i) the 750,000 shares offered hereby,
(ii) 400,000 shares which may be acquired at any time pursuant to options held by Merril L. Littlewood, (iii) 250,000 shares issuable upon conversion of 50,000 shares of Series B Preferred Stock which the Series B Preferred Stockholders have the right to acquire at any time, (iv) 388,820 shares issuable upon exercise of warrants held by North Star Capital, L.L.C., and
(v) 1,203,252 shares issuable upon conversion of 1,203,252 shares of Series C Preferred Stock which the Series C Preferred Stockholders or their affiliates have the right to acquire at any time).

                                              Percentage Beneficially Owned
                                            Before Offering/After Offering (2)
Stockholder Name (1)     # of Shares Owned

5%STOCKHOLDERS
Gaylord M. Karren            1,225,515           14.9%         13.6%
John M. Hopkins              1,225,515           14.9%         13.6%
Merril L. Littlewood (3)       402,734            4.9%          4.5%

DIRECTORS AND OFFICERS
Gaylord M. Karren            1,225,515           14.9%         13.6%
John M. Hopkins              1,225,515           14.9%         13.6%
William Thomas                  89,618            1.1%          1.0%
Merril L. Littlewood (3)       402,734            4.9%          4.5%
Joel Karren                     72,381            0.9%          0.9%
Ronald M. Karren                29,069            0.4%          0.3%
James Stone                     27,383            0.3%          0.3%

All executive officers and
directors as a group
(seven persons)              3,072,215           37.4%         34.3%

Beneficial Stockholders
Entrepreneurial Investors,
Ltd. (4)                     1,250,000          15.25%         14.0%
Invest Linc Emerging
  Growth Equity Fund I,
  L.L.C. (5)                 1,609,756           19.6%         18.0%

(1) See table under "Management of Venturi" for offices and directorships held by the persons listed hereunder. (2) Assumes issuance of all shares of Common Stock offered hereby. (3) Includes 400,000 shares of Common Stock for which Mr. Littlewood holds options, and 2,734 shares owned outright.
(4) Series B Preferred Stockholders. Entrepreneurial Investors, Ltd. is a Bahamas investment company, of which Robert E. Cordes is the sole director. As such, Mr. Cordes has the power to vote and direct the dispositions of the Series B Preferred Stock held by Entrepreneurial Investors, Ltd. The stock of Entrepreneurial Investors, Ltd. is widely held entirely by European investors. See "Description of Securities--Preferred Stock."
(5) Series C Preferred Stockholders. Includes options to acquire 1,203,252 shares of Series C Preferred Stock which is convertible into Common Stock on a share for share basis. Invest Linc Emerging Growth Equity Fund I, L.L.C. is a Nevada limited liablity company whose manager is InvestLince Advisors Corp., a Nevada corporation. The Board of Directors of Invest Linc Advisors Corp., has the power to vote and direct the disposition of the Series C Preferred Stock held by Invest Linc Emerging Growth Equity Fund I, L.L.C.
The Series C Preferred Stock has no voting rights. The Board of Directors of Invest Linc Advisors Corp. is comprised of Dr. William H. Davidson, Kirby D. Cochran and Roger P. Lund. See "Description of Securities--Preferred Stock."


                       DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of Venturi's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK


GENERAL. Venturi is authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share. At September 30, 1998, there were 4,676,886 shares issued and outstanding. All shares of Common Stock outstanding are validly
issued, fully paid and non-assessable.   There are presently outstanding
warrants to acquire 680,269 shares of Common Stock.


VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of Common Stock holding, in the aggregate, more than 50% of the total voting rights can elect all of the directors of Venturi.

DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by Venturi's Board of Directors out of the funds legally available therefore and subject to the rights, if any, of the holders of outstanding shares of preferred stock. Any such dividends may be paid in cash, property or additional shares of Common Stock. Venturi has not paid any dividends on its Common Stock since its inception and presently anticipates that all earnings, if any, will be retained for development of Venturi's business and that no dividends on the Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Venturi's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Venturi, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, and the common stock is not subject to any redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary, of Venturi, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of Venturi after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of Preferred Stock.

CERTAIN PROVISIONS OF NEVADA LAW AND OF VENTURI'S ARTICLES OF INCORPORATION AND BYLAWS. Venturi's Articles of Incorporation and Bylaws require Venturi to indemnify its directors and officers to the fullest extent permitted by Nevada law. Nevada law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Nevada law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Venturi does not maintain director and officer liability insurance.

TRANSFER AGENT. Zions Bank, has been appointed the transfer agent for the Common Stock and Preferred Stock, and can be reached at Main Street & South Temple, 3rd Floor, Salt Lake City, Utah 84111, Attention: Shelene Brown.

PREFERRED STOCK

Venturi's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock with a par value of $.001 per share. The Articles provide that such Preferred Stock may contain special preferences as determined by the Board of Directors of Venturi, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock.
Venturi's Board has created three series of Preferred Stock, 10% Cumulative Convertible Series A Preferred Stock, 6% Cumulative Convertible Series B Preferred Stock, and 6% Cumulative Convertible Series C Preferred Stock. In connection with the preparation of this offering, Venturi became aware of a possible ambiguity in the language in its Articles of Incorporation dealing with the authority of the Board of Directors to create separate series of Preferred Stock. The relevant language in the Articles of Incorporation provides that the Preferred Stock may contain special preferences as determined by the Board of Directors. Section 78.195 of the Nevada General Corporation Law provides that the Articles of Incorporation may vest in the Board of Directors the authority to prescribe the classes, series and number of each class or series of stock. To clarify this ambiguity, Venturi has amended its Articles of Incorporation to specifically provide that the Board of Directors has the authority to prescribe classes, series and number of shares of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock. This amendment to the Articles of Incorporation was ratified by a majority of Venturi's stockholders. Venturi's management believes that all shares of Series A, B and C Preferred Stock have been duly authorized, and are validly issued and outstanding.

SERIES A PREFERRED. Venturi authorized the issuance of up to 150,000 shares of Series A Preferred Stock, by resolution dated December 24, 1997, although the exchange of the Series A Preferred for the Series A Preferred of the Texas Corporation was approved June 30, 1997. As of September 30, 1998, there were 64,410 shares of Series A Preferred Stock outstanding. The Series A Preferred Stock is entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of $1.00 per share, in preference to and in priority over any dividends with respect to the Common Stock. Dividends on the Series A Preferred Stock accumulate from and including their original issue date and are payable on the tenth day after the end of each calendar quarter. In the event funds are not legally available to pay such dividends in cash, such dividends shall, at the option of Venturi, cumulate and be paid in cash at such time as funds are then legally available to pay such dividends, or be paid in shares of Venturi's Common Stock valued at the greater of $10.00 per share or 90% of the then market value of Venturi's Common Stock if such Common Stock is then traded on a national exchange. As long as shares of the Series A Preferred Stock are outstanding, if Venturi is in default or in arrears in respect to the payment of dividends on the Series A Preferred Stock or any stock subsequently issued that is of equal priority to the Series A Preferred Stock, or with respect to the optional redemption with respect to the Series A Preferred Stock or any parity stock, Venturi may not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payments on any of the Common Stock.

In the event of any liquidation, dissolution or winding up of Venturi, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, after all debts are paid, out of the assets of Venturi, the sum of $10.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment may be made or any assets distributed to the holders of Common Stock. If, upon any such liquidation, dissolution or winding up of Venturi, the assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amount of the liquidation preference, then the entire assets of Venturi legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock in proportion to the numbers of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by them. After payment of the full $10.00 liquidation preference plus any
                                35
accumulated and unpaid dividends, the holders of the Series A
Preferred Stock will not share in any other assets of Venturi distributed to holders of equity securities.

Venturi has the option to call the Series A Preferred Stock for redemption at any time. The price paid to the holders of the Series A Preferred Stock by Venturi for any such redemption shall equal $11.00 per share plus any accrued or unpaid dividends to the date of the call for redemption. Such redemption price shall, at the option of the holder of the shares, either be paid in cash or in Common Stock at a conversion rate of 1.093585771 shares of Common Stock for each share of Series A Preferred Stock.

The holders of the Series A Preferred Stock have the right to convert any or all of such shares into shares of Common Stock at a conversion ratio of
1.093585771 shares of Common Stock for each share of Series A Preferred Stock. The conversion option may be exercised at any time, except that if the Series A Preferred Stock is called for redemption, the conversion rights pertaining thereto terminate at the close of business on the date fixed for redemption unless Venturi defaults on the payment of the redemption price plus accumulated and unpaid dividends. All shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at a conversion ratio of 1.09358571 shares of Common Stock for one share of Series A Preferred Stock prior to the consummation of a firmly underwritten public offering of Venturi's Common Stock.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock. The holders of the Series A Preferred Stock have no demand registration rights. Holders of Series A Preferred Stock, voting as a class, are entitled to piggyback registration rights with respect to any securities registration undertaken by Venturi, subject to the right of Venturi to reduce the number of shares, including to zero, which are proposed to be registered on behalf of holders of the Series A Preferred Stock pro rata in view of market conditions.

Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible (without regard to any fractional shares issuable upon such conversion), and they are entitled to vote on all matters on which the Common Stock is entitled to vote, unless otherwise required by applicable law or in cases where the rights and privileges of the Common Stockholders may be altered or diminished. The holders of the Series A Preferred Stock are entitled to notice of stockholders meetings in accordance with Venturi's bylaws.

Without the prior consent of a majority of the total number of shares of the Series A Preferred Stock and Common Stock then outstanding, Venturi may not
(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series A Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series A Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.


SERIES B PREFERRED. Venturi authorized the issuance of up to 315,000 shares of Series B Preferred Stock by resolution dated December 24, 1997. As of September 30, 1998, there were 260,000 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock is entitled to receive cumulative quarterly stock dividends at the annual rate of 6% per annum, payable by issuance of shares of Venturi's Common Stock, based on the thirty (30)
                                36
day average closing bid price of the Common Stock prior to the dividend date. If there is no trading in the Common Stock for thirty (30) days prior to the dividend date, the dividend shall be calculated using a value of the Common Stock of $5.00 per share. As of September 30, 1998, no shares of Common Stock had been issued to the holders of the Series B Preferred Stock as dividends. As long as shares of the Series B Preferred Stock are outstanding, if Venturi is in default or in arrears in respect to the payment of dividends on the Series B Preferred Stock or any stock subsequently issued that is of equal priority to the Series B Preferred Stock, Venturi may not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payments on any of the Common Stock. The Series
B Preferred Stock has equal priority with the Series A Preferred Stock and the Series C Preferred Stock with respect to the payment of dividends.

In the event of any liquidation, dissolution or winding up of Venturi, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, after all debts are paid, out of the assets of Venturi, the sum of $10.00 per share plus an amount equal to all accumulated and unpaid stock dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment may be made or any assets distributed to the holders of Common Stock. If, upon any such liquidation, dissolution or winding up of Venturi, the assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amount of the liquidation preference, then the entire assets of Venturi legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A, B and C Preferred Stock in proportion to the numbers of Preferred Stock held by them. After payment of the full $10.00 liquidation preference plus any accumulated and unpaid dividends, the holders of the Series B Preferred Stock will not share in any other assets of Venturi distributed to holders of equity securities.

The holders of the Series B Preferred Stock have the right to convert any or all of such shares into shares of Common Stock at a conversion ratio of 5 shares of Common Stock for each share of Series B Preferred Stock, adjusted to take into account any unpaid dividends.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock. Holders of Series B Preferred Stock have no voting rights, except that for a period of five (5) years from the original issue date or December 31, 1997, the holders of the Series B Preferred Stock have the right to designate one member of the Board of Directors, and Venturi agrees to cause such designee to be elected to the Board. The holders of the Series B Preferred Stock have not exercised such designation right.

Without the prior consent of a majority of the total number of shares of the Series B Preferred Stock and Common Stock then outstanding, Venturi may not
(a) alter or change the rights, preferences or privileges of the Series B Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series B Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series B Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.

SERIES C PREFERRED. Venturi authorized the issuance of up to 1,000,000 shares of Series C Preferred Stock by resolution dated July 28, 1998. There were 406,504 shares of Series C Preferred Stock outstanding as of September 30, 1998. The Series C Preferred Stock was created for issuance pursuant to a Stock Purchase Agreement dated as of April 10, 1998, between Venturi and
CDL Capital Corp. (now known as Invest Linc Capital

Corp., a Nevada corporation) and CDL Emerging Growth Equity Fund I, L.L.C. (now known as Invest Linc Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company) (the "Fund"). These entities paid $2.05 per share for the Series C Preferred Stock. The Fund initially purchased 121,951 shares of Series C Preferred Stock, and was granted an option to acquire up to 414,634 additional shares of Series C Preferred Stock before December 31, 1998; and an option to acquire an additional 536,585 shares of the Series C Preferred Stock within the next 5 years. For every two shares of Series C Preferred Stock purchased by the Fund, CDL Capital Corp. has a warrant to acquire one share of Common Stock at a price of $2.05 per share.

The Series C Preferred Stock is entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of 6% per annum, payable quarterly in cash or in the equivalent number of shares of Common Stock, at the rate of $2.05 per share.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the
Series C Preferred Stock.   The Series C Preferred Stock is convertible into
Common Stock of Venturi on a share for share basis, at any time. The holders of the Series C Preferred Stock have the right to piggyback on any registration of Company Common Stock. Holders of Series C Preferred Stock have no voting rights.

Without the prior consent of a majority of the total number of shares of the Series C Preferred Stock and Common Stock then outstanding, Venturi may not
(a) alter or change the rights, preferences or privileges of the Series C Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series C Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series C Preferred Stock as to dividend rights, redemption rights or liquidation rights.

DIVIDENDS ON PREFERRED STOCK. There is presently a dividend accumulation of $43,817 with respect to the Series A Preferred Stock, and stock dividends of 21,732 shares of Common Stock, with respect to the Series B Preferred Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offer and sale of the shares offered hereby, Venturi will have outstanding 5,426,886 shares of Common Stock. All shares of Common Stock sold in this offering will be freely tradable without restrictions under the Securities Act.

Of the 4,676,886 shares of Common Stock currently outstanding, all but 476,000 are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder. The Common Stock held by Gaylord M. Karren and John M. Hopkins is subject to a Lockup Agreement dated December 31, 1997, pursuant to which these stockholders agree not to sell any of their Common Stock prior to May 31, 1999, unless the Common Stock trades at an average price of $10.00 per share for 30 days on daily trading volume of at least 15,000 shares. In that case, up to 1,000 shares of Common Stock may be released from the restriction per week. As noted above, the Series C Preferred Stockholders have signed a Lockup Agreement, in which they have agreed not to sell the Common Stock received in this offering until May 31, 1999, except for Common Stock that may be released if the Common Stock trades at an average price of $10.00 per share for 30 days on daily trading volume of at least 15,000 shares.

In general, under Rule 144 as currently in effect, any affiliate of Venturi and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Venturi's common stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about Venturi. Non-affiliates of Venturi who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of Venturi to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus.

Prior to this offering, no active market for Venturi's securities has existed, although the Common Stock is quoted on the OTC Bulletin Board. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, Venturi cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for Venturi's securities.

                            PLAN OF DISTRIBUTION

Venturi is offering to sell, on a best efforts, no minimum, basis, up to 750,000 newly issued shares of its Common Stock at $2.00 per share.

This offering is being made directly by Venturi through written announcements, under the direction of Gaylord M. Karren, Venturi's Chairman and CEO.
Venturi will publish announcements of this offering, and will mail copies of the announcement to its stockholders, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give Venturi's telephone number, mailing address and e-mail address for requesting this Prospectus. Similar announcements will be published in other selected media and mailed to other selected individuals. Assistance in connection with this offering will be available from Gaylord M. Karren, CEO of Venturi; and from Joe Fox, Venturi's Stockholder Relations Coordinator.

No compensation related to sales of shares will be paid to any employees of Venturi.

Only residents of those states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws may purchase shares in this offering.

Shares may be purchased by mailing or delivering a check for the purchase price to Venturi, at its headquarters in Orem, Utah. Within 10 days after its receipt of a check for the purchase price, Venturi will send a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by Venturi.


This offering will begin on the date of this Prospectus and continue until either all of the Common Stock has been sold or Venturi terminates this offering.


                           AVAILABLE INFORMATION

Venturi Technologies, Inc., a Nevada corporation (the "Company") has filed with the Commission a Registration Statement on Form SB-2 (Registration No. 333-60491) under the Securities Act for the registration of the shares of Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to Venturi and the securities to which this Prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.


Upon consummation of this offering of the Common Stock, Venturi will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Such reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, New York 10007, and its Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

Venturi intends to deliver annual reports to the holders of its securities which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                  Index to Financial Statements

1.   Venturi Technologies, Inc.
     Unaudited Comparative Balance Sheet
     As of September 30, 1998. . . . . . . . . . . . . . . . . . . .F-2

2.   Venturi Technologies, Inc.
     Comparative Statement of Operations
     Nine Months Ended September 30, 1998. .  . . . . . . . . . . .F-4

3.   Venturi Technologies, Inc.
     Comparative Statement of Cash Flows
     Nine Months Ended September 30, 1999. . . . . . . . . . . . . .F-5

4.   Venturi Technologies, Inc.
     Notes to Financial Statements
     For Nine Months Ended September 30, 1998. . . . . . . . . . . .F-6

5.   Venturi Technologies, Inc.
     Audited Consolidated Financial Statements
     Years Ended December 31, 1997 and 1996
     with Report of Independent Auditors. . . . . . . . . . . . . .F-8

                          Venturi Technoliges, Inc.
                    Unaudited Comparative Balance Sheet
                           As of September 30, 1998

                                        As of 9/30/97       As of 9/30/98
Current Assets
  Cash                                   $         -         $         -
  Accounts Receivable (net of allowance)      227,237            640,342
  Deposits                                          -             85,347
  Notes Receivables                                 -             52,024

      Total Current Assets                    227,237            855,968

Fixed Assets:
  Machinery & Equipment                       387,156            523,610
  Capital Leased Equipment                    355,072          1,644,528
  Furniture                                                        9,907
  Computer Equipment                           36,279             72,154
  Vehicles                                    414,962            876,977
  Building                                    283,000            139,000
  Land                                         20,000             20,000
    Accumulated Depreciation                (509,843)        (1,168,513)
  Fixed Assets (net)                          968,626          2,117,663

Other Assets:
  Capital Lease Costs                                            421,632
  Other Assets                                 73,079             43,854

Total Assets                              $ 1,286,942       $  3,439,117

Current Liabilities:
  Accounts Payable                            308,307            947,499
  Bank Overdraft                                  147
  Accrued Liabilites                          135,512            439,032
    Total Current Liabilities                 443,966          1,386,531

Notes Payable                               1,052,010          2,774,322

Total Liabilities                           1,495,976          4,160,853


                      See notes to financial statements
                                F-2

Equity:
  Commom Stock                                  4,454              4,677
  Preferred Stock                                 269                731
  Additional Paid in Capital                1,964,815          6,400,946
  Warrants Outstanding                                           477,292
  Retained Earnings                        (2,178,572)        (7,605,382)
     Total Equity                            (209,034)          (721,736)


                       See notes to financial statements

                           Venturi Technologies, Inc.
                      Comparative Statement of Operations
                          Nine months ended September 30, 1997


                                    Nine Months Ended     Nine Months Ended
                                    September 30, 1997     September 30, 1998
Revenues:
        Carpet cleaning              $     901,287              $  2,652,539
        Damage restoration                 616,397                   646,403
        Other income                        22,996                    55,353

          Total Revenue                  1,542,680                 3,354,295


Cost of Goods Sold:
        Carpet cleaning costs              405,579                 1,216,143
        Damage restoration costs           216,438                   224,694

          Total Cost of Goods              622,017                 1,440,837

Gross Profit                               920,663                 1,913,458

Expenses:
        Advertising                        114,680                   297,206
        Other selling, general &
        administrative                   1,542,420                 3,668,175
        Depreciation expense               137,453                   308,714
        Interest                            29,248                   185,553

        Total Expenses                   1,823,801                 4,459,648

Net Loss                               $  (903,138)              $(2,546,190)


                     See notes to financial statements
                                F-4

                           Venturi Technologies, Inc.
                        Comparative Statement of Cash Flows
                            Nine Months Ended 9/30/98


                                       Nine Months Ended   Nine Months Ended

CASH FLOW FROM OPERATING ACTIVITIES:

  Net Loss                              $   (903,138)           $ (2,546,190)
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
   Accounts receivable                      (144,245)               (568,714)
   Other current assets                      (29,395)               (119,114)
   Depreciation & amortization               117,453                 378,988
   Other assets                                4,878                  14,614
   Stock issued in leu of payment for service                         96,657
   Accounts payable & accrued liabilities     26,608                 707,772

NET CASH USED IN OPERATING ACTIVITIES       (869,049)             (2,035,987)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                 (299,873)             (1,867,101)

NET CASH USED IN INVESTING ACTIVITIES       (299,873)             (1,867,101)

CASH FLOW FROM FINANCING ACTIVITIES:
   Notes payable                            (260,185)             (1,302,629)
   Proceeding from stock sale               1,424,779              2,671,335

NET CASH PROVIDED BY FINANCING ACTIVITIES   1,164,594              3,973,964

NET INCREASE (DECREASE)IN CASH                (4,328)                 70,876
CASH AT BEGINNING OF PERIOD                    4,181                   7,379
CASH AT END OF PERIOD                            147                  78,255


                                See notes to financial statements

                           Venturi Technologies, Inc.
                          Notes to Financial Statements
                    For Nine Months Ended September 30, 1998


1. The accompanying interim financial statements for the nine month period ended September 30 1998 were prepared in comformity with generally accepted accounting principles. All normal and recurring adjustments, together with all extraordinary material adjustments, have been made to present fairly, in management's opinion, the financial affairs of the company. Nevertheless, these statements are interim and unaudited and may not be indicative of a full year. Management has reviewed and adopted those accounting principles contained in Financial Accounting Standards Board Statements 130 and 131. No material adjustments to financial statements were required as a consequence thereof. Accordingly, in this and in all other respects, management believes the accompanying financial statements present fairly, in all material respects, the financial statements present fairly, in all material respects, the financial condition of the company as of September 30, 1998.

2. Four small carpet cleaning companies were acquired by Venturi during the nine months ending September 30, 1998. The pooling of interests method of accounting was used in each case. One company was also acquired subsequent to September 30, 1998. The following schedule displays information required by APB 16 about each transaction. The accrual accounting method has been applied for each entity. No extraordinary events occurred during 1998 in any of the acquired companies. No treasury stock was acquired. None of the companies previously had conducted business with each other. All the acquired companies and Venturi continue in the carpet cleaning business. All companies had reporting periods ending December 31 as does Venturi.



              Protech    Complete     All Valley   Dirt Free    Total
                         Carpet Care

Total Assets
(Net of       $95,994   $47,216       $ 25,143       $129,172   $297,525
Depreciation)
No. of Shares   4,000     7,500          5,000         52,632     69,132
Net Income
(Loss)        $14,714   $48,662       $ 41,694       $ 80,694   $185,764
Investment
from Venturi   $5,600   $14,000       $  8,400       $  2,800   $ 30,800
Acquisition
Date          3/31/98   4/30/98        07/03/98       08/14/98
Location   Salt Lake    Dallas, TX    Lancaster, CA   Houston, TX
           City, UT

                           Venturi Technologies, Inc.
                          Notes to Financial Statements
                    For Nine Months Ended September 30, 1998

Acquisitions subsequent to 9/30/98:


                                    Disaster Plus

Total Assets
(Net of depreciation)                   $111,289
No. of Shares                           4,000
Net Income (Loss)                       $  66,574
Investment from Venturi (approx.)
Acquisition Date                         10/05/98
Location                                 Orem, UT



3. 31,896 shares of stock were issued in lieu of payment for financial consulting services during 1998.

VENTURI TECHNOLOGIES, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1997 AND 1996
WITH REPORT OF INDEPENDENT AUDITORS

                                See notes to financial statements

                    VENTURI TECHNOLOGIES, INC.
                CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1997 AND 1996





CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . .1

Audited Consolidated Financial Statements

Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . .2
Consolidated Statements of Operations. . . . . . . . . . . . . .3
Consolidated Statements of Stockholders' Equity (Deficit). . . .4
Consolidated Statements of Cash Flows. . . . . . . . . . . . . .5
Notes to Consolidated Financial Statements . . . . . . . . . . .6

CHILD & COMPANY
A Professional Corporation of  CERTIFIED PUBLIC ACCOUNTANTS

265 EAST 100 SOUTH, SUITE 300, SALT LAKE CITY, UT  84111
PHONE: (801) 534-0774
FAX: (801) 359-2320


                   INDEPENDENT AUDITORS' REPORT



Shareholders and Officers
Venturi Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Venturi Technologies, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Venturi Technologies, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                         /s/ Child & Company
                                         Salt Lake City, Utah

May 19, 1998

                        VENTURI TECHNOLOGIES, INC.
                       CONSOLIDATED BALANCE SHEETS
                                                    December 31
                                               1997             1996
ASSETS                                                    (Restated - Note J)
Current assets
   Cash and cash equivalents - Note C          $7,379          $    4,181
   Accounts receivable, net of
   allowance of $27,000 in 1997 and 1996       71,628              82,992
   Other current assets                        18,257               4,063
Total current assets                           97,264              91,236

Fixed assets
   Capital lease equipment                    352,161             170,476
   Machinery and equipment                    336,019             340,066
   Computer and office equipment               46,911              14,150
   Automobiles and trucks                     454,484             368,904
   Buildings                                  209,500             283,000
   Land                                        20,000              20,000
Total fixed assets                          1,419,075           1,196,596
   Less accumulated depreciation              579,912             392,390
Net fixed assets                              839,163             804,206
Other assets
   Unamortized debt issue costs,
   net of accumulated amortization
   of $38,978 and $19,489                      58,468              77,957
Total assets                             $    994,895         $   973,399

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
   Accounts payable                      $    351,890         $   216,397
   Checks drawn in excess of bank balance      28,950              20,696
   Accrued liabilities                        297,919             154,786
   Bank line-of-credit - Note B                29,804              29,199
   Notes payable to stockholders - Note B     157,851              33,275
   Current portion long term debt and
   capital leases                             370,855             229,387
   Notes payable to employees - Note B              -               8,800

Total current liabilities                   1,237,269             692,540
Long-term liabilities - Note C
   Notes payable - stockholders               443,359             461,292
   Capital lease obligations                  170,108             117,335
   Notes payable to banks and
   vehicle finance companies                  247,668             310,201
   Notes payable - other                       52,049             122,706
Total long-term liabilities                   913,184           1,011,534

Commitments and contingencies - Note I              -                   -

Stockholders' equity (deficit) - Note D
   Preferred stock, -Series A & B, $.001 par
     value, cumulative, convertible, 5,000,000
     shares authorized, 269,410 and 39,560
     shares issued and outstanding                269                  39
   Common stock, $.001 par value, 20,000,000
     shares authorized, 4,455,121 and
     2,582,618 shares issued and
     outstanding                                4,454               2,582
   Additional Paid-in capital               4,511,690             851,412
   Retained earnings (deficit)             (4,801,971)         (1,584,708)
   Preferred stock subscription receivable   (870,000)                  -
Total stockholders' equity (deficit)       (1,155,558)           (730,675)
Total liabilities and stockholders'
        equity (deficit)                $     994,895        $     973,399


                                See notes to financial statements

                   VENTURI TECHNOLOGIES, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year ended December 31

                                                1997       1996

Revenues:                                             (Restated - Note J)
  Carpet cleaning                          $1,058,033     $ 674,750
  Damage restoration revenues               1,102,529     1,323,585
                                            2,160,562     1,998,335
Expenses:
  Carpet cleaning costs                       322,004       339,859
  Damage restoration costs                    600,766       657,359
  Advertising                                 117,231        71,054
  Other selling, general & administrative   3,946,426     1,978,007
  Depreciation expense                        215,503       139,665
  Interest                                    121,085        89,708
Total expenses                              5,323,015     3,275,652

Net (loss) from continuing operations
    before income tax benefit              (3,162,453)   (1,277,317)

Income tax expense benefit - continuing
   operations                                       -        66,537

Net (loss) from continuing operations       (3,162,453)   (1,210,780)

   Net income from discontinued
   operations (less applicable
   income taxes of $14,346) - Note F                 -        62,408

Net (loss)                                 $(3,162,453)  $(1,148,372)


Per share amounts (basic and diluted):

  Net loss from continuing operations        $    (.79)  $      (.52)

  Net income from discontinued operations    $       -   $       .03

  Net (loss)                                 $    (.79)  $      (.49)

Shares used in computing per share amounts    4,068,784    2,341,962


                                See notes to financial statements

                               VENTURI TECHNOLOGIES, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                             Preferred Stock    Preferred Stock    Additional     Retained
                          Common Stock       (Series A & B)       Subscription       Paid-in      Earnings
                        Shares      Amount   Shares   Amount       Receivable        Capital      (deficit)    Total
Balances at
 January 1, 1996        1,818,583   $1,818        -  $     -      $        -      $229,821       $(426,446)    (194,807)

Common stock issued
 for cash                  63,169       63        -        -               -       129,285               -      129,348

Common stock issued
 in lieu of interest      700,866      701        -        -               -        96,745               -       97,446

Preferred stock issued
 for cash                       -        -   38,850       38               -       388,462               -      388,500

Preferred stock issued
 for services                   -        -      710        1               -         7,099               -        7,100

Preferred stock dividends
 paid or accrued                -        -        -        -               -             -          (9,890)      (9,890)

Net loss                        -        -        -        -               -             -      (1,148,372)  (1,148,372)



Balances at
 January 1, 1997        2,582,618     2,582  39,560       39               -       851,412      (1,584,708)   (730,675)

Common stock issued
 for cash               1,830,268     1,830       -        -               -       839,114               -     840,944

Compensatory stock
 options issued at less
 than fair value - Note D       -         -       -        -               -     1,396,000               -   1,396,000

Common stock issued
 in lieu of wages and
 rent, etc.                42,235        42       -        -               -       151,894               -     151,936

Preferred stock issued
 for cash                       -         - 198,850       199        (870,000)   1,118,301               -     248,500

Preferred stock issued
 for services and fees          -         -  31,000        31              -       154,969               -     155,000

Preferred stock dividends
 paid or accrued                -         -       -         -              -             -         (54,810)    (54,810)

Net loss                        -         -       -         -              -             -      (3,162,453) (3,162,453)



Balances at
 December 31, 1997      4,455,121   $ 4,454 269,410   $   269   $    (70,000)   $4,511,690    $ (4,801,971)$(1,155,558)


                              See notes to financial statements

                     VENTURI TECHNOLOGIES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Year ended December 31
                                                    1997         1996
CASH FLOWS FROM OPERATING ACTIVITIES                      (Restated - Note J)
  Net loss                                    $ (3,162,453)   $ (1,148,372)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
       Provision for losses on accounts
       receivable                                       -           87,000
       Provision for write-down of other
       assets                                           -           58,442
       Gain on disposal of property               (82,228)               -
       Preferred stock issued for services
       and fees                                   155,000                -
       Common stock issued in lieu of wages
       and rent                                   151,936                -
       Compensatory options                     1,396,000                -
       Depreciation and amortization              215,503          153,165
       Changes in operating assets and
       liabilities:
         Accounts receivable                       11,364          (40,019)
         Other current assets                     (14,194)          (3,423)
         Accounts payable and accrued
          liabilities                             260,710          269,588
         Debt service costs                        19,489           19,489
         Checks drawn in excess of bank balance     8,254           20,696
         Deferred taxes                                 -          (49,843)
       NET CASH USED IN OPERATING ACTIVITIES   (1,040,619)        (633,277)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of equipment and other fixed assets   (81,499)         (35,229)
     NET CASH USED IN INVESTING ACTIVITIES        (81,499)         (35,229)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds form bank line-of-credit               605                 -
  Proceeds from notes payable and capital
  lease obligations                                   228           69,291
  Proceeds from notes payable to stockholders     261,105          154,975
  Payments on notes payable and capital lease
  obligations                                    (146,485)        (123,916)
  Payments on notes payable to stockholders       (33,887)         (10,512)
  Payments on notes payable to employees           (8,800)               -
  Issuances of common stock for cash              840,944          129,347
  Issuances of preferred stock for cash           248,500          395,600
  Payment of cash dividends on preferred stock    (36,893)            (938)
  NET CASH PROVIDED BY FINANCING ACTIVITIES     1,125,317          602,856
NET INCREASE (DECREASE) IN CASH                     3,198          (54,659)
Cash at Beginning of Year                           4,181           58,840

CASH AT END OF YEAR                            $    7,379      $     4,181

SUPPLEMENTAL DISCLOSURES
Schedule of non-cash investing and
financing activities:
   Issuance of common stock representing
     unamortized debt issuance costs           $        -      $    77,957
   Notes payable and capital lease
     obligations entered into to acquire
     equipment and other fixed assets          $ 221,746       $   264,999
  Preferred stock dividends accrued but
    not paid                                   $  17,917       $     8,952
  Reduction of notes payable via sale
    of property                                $ 140,000       $         -
  Subscription receivable                      $ 870,000       $         -
Cash interest paid                             $ 103,150       $    70,001


                         See notes to financial statements

                    VENTURI TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997

A.   Summary of Significant Accounting Policies and Business Activity

The summary of significant accounting policies of Venturi Technologies, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BUSINESS ACTIVITY

Venturi Technologies, Inc. (the Company, formerly HiTek Carpet Care, Inc.) was formed on January 30, 1997 in Nevada for the purpose of acquiring carpet cleaning and damage restoration service companies. The formation was effected with the issuance of 1,500,000 shares of common stock for $150,000. On June 30, 1997, the Company entered into a stock-for-stock agreement and plan of reorganization between HiTek Carpet Care, Inc. (HiTek) and Action Venturi Technologies, Inc., a Texas corporation (Venturi). The combined company's business purpose is to provide carpet cleaning services for residential, commercial and multi-family locations throughout the U.S., and to manufacture carpet cleaning equipment and chemicals. Pursuant to the stock-for-stock exchange agreement, HiTek issued 2,807,714 additional shares of its common stock in exchange for all outstanding common shares of Venturi. Also, as part of the exchange, HiTek issued 64,410 shares of its Series A preferred, $.001 par value, 10% cumulative, convertible, and voting stock for all 64,410 shares of Venturi preferred, no par value cumulative convertible non-voting stock. As a result of the exchange, the former Venturi shareholders attained ownership and voting control over the combined entity equal to approximately 66% and Venturi became a wholly-owned subsidiary of HiTek. Accordingly, the combination has been accounted for as a reverse stock-for-stock acquisition under the purchase method of accounting. Substantially all of the business activities and purposes of Venturi will continue. Concurrent with the exchange, HiTek changed its name to Venturi Technologies, Inc.

Prior to June 30, 1997, the only transactions of HiTek have been related to organizational and start up activities and only immaterial liabilities existed. Accordingly, the financial statements present the historical financial position and results of operations and retained earnings of Venturi and no goodwill has been recorded. In what is regarded as a recapitalization, the historical stockholders equity of Venturi has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to differences in par value. Costs associated with the business combination have been charged to operations of the combined entity (Venturi Technologies, Inc.).

Venturi was organized and began business in 1992. Prior to the acquisition, Venturi had obtained its growth through a series of mergers with companies engaged in substantially the same business. Accordingly, the Company's consolidated financial statements include not only those of HiTek but also the operations of the combined entities. All inter-company transactions have been eliminated in consolidation.

The names of the entities combined with Venturi and a brief description of each follows:

                        VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

A.  Summary of Significant Accounting Policies and Business Activity
(continued)

         T-Co Carpet Cleaning and T-Co Heating Systems - a carpet cleaning business and manufacturer of heaters used in carpet cleaning equipment. The acquisition took place in 1996.
         Protech, Inc. (Stone Maintenance) - a carpet cleaning and flood damage restoration business, acquired in December, 1996. Preferred Carpet Care - a carpet cleaning business, acquired in March, 1996.
         Dependable Carpet Cleaning - another carpet cleaning business acquired in January, 1996.

A total of 232,706 shares of $.001 par value common stock have been issued in connection with the combinations.

Results of operations of the previously separate enterprises for the period prior to the mergers are summarized as follows:
                      Revenues          $ 864,198
                      Net Loss          $ 108,165

These mergers have been treated as pooling-of-interest business combinations wherein the operating results of each combined entity have been included in the financial statements as though the enterprises had been combined as of the beginning of each year. The combined enterprise has recorded assets and liabilities in conformity with generally accepted accounting principles. Expenses related to the mergers have been deducted from resulting net income.

There were no adjustments to net assets of any of the combined enterprises to comply with or adopt the same accounting principles or the same fiscal years. Under the pooling-of-interests method of accounting the retained earning accounts of all enterprises have been combined.

REVENUE RECOGNITION

The Company records revenues as services are performed and as the customer is billed or payment received.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with a maturity of three months or less to be cash equivalents.

FIXED ASSETS

Depreciable fixed assets are stated at cost and depreciated using the straight-line method based on estimated useful lives. Amortization of assets under capital leases has been included in depreciation expense.

                            VENTURI TECHNOLOGIES, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY
(CONTINUED)

ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities as well as footnote disclosures included in the financial statements. Significant estimates relating to debt issuance costs (see note D), allowances for bad debts, income taxes (see note G), and compensatory stock options (see Note D) have been included in the financial statements. Actual amounts could differ from those reported.

ADVERTISING COSTS

The Company expenses the costs of advertising as incurred. Advertising expenses aggregated $117,231 in 1997, and $71,054 in 1996.

TAXES BASES ON INCOME

Deferred taxes are provided for items recognized in different periods for financial and tax reporting purposes in accordance with Financial
Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of common share outstanding during the period presented.

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No 128, Earnings Per Share. The Statement simplifies the standards for computing earnings per share ("EPS"), and requires the presentation of both basic and diluted EPS on the face of the statement of earnings with supplementary disclosures. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company has adopted the provisions of SFAS no. 128 in its 1997 and 1996 financial statements. A reconciliation of factors entering into the computation of basic versus diluted earnings per-share is not necessary due to the anti-dilutive effect of any potential common shares on net loss per share.

LONG-LIVED ASSETS

In 1996, the Company adopted SFAS 121, Accounting for the impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations or that are expected to be generated by those assets are less than the carrying value of the assets. There were no impairment losses recorded in 1997 or 1996 as the result of adopting SFAS 121.

STOCK OPTIONS

In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations ("APB 25"), in accounting for stock-based awards to employees, and has made any proforma disclosures required by SFAS 123. Under APB 25, the Company has recorded compensation expense with respect to the issuance of certain compensatory non-qualified options (see Note D). In addition, the Company has made certain other disclosures under SFAS 123 regarding pro-forma net loss and net loss per share amounts using the fair value method of valuing compensatory stock options.

                       VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY
(CONTINUED)

RECENTLY ISSUED PRONOUNCEMENTS

In June 1997, the FASB issued SFAS 130, Reporting Comprehensive Income. The Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 130 during the first quarter of 1998, and does not expect the impact to be material.

In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The Statement requires public business enterprises to report certain information about operation of segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS 131 will be effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 131 in 1998.

CREDIT RISK

The Company's customers include individuals and companies that may be affected by changing economic conditions.

The Company "sells" its accounts receivable to a factoring company which pays up to 80% of current receivables immediately and retains 16% of all current receivables sold in reserve against future bad debts. The factoring company charges a fee of 4% to 8% of receivables submitted. The Company may be at risk for receivables that have been sold but not yet collected by the factoring company. At December 31, 1997 and 1996, this totaled approximately $98,101 and $58,586 (net of reserve), respectively.

RECLASSIFICATION

Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

B.  NOTES PAYABLE

Short-term notes payable and the carrying value of collateral at December 31, 1997 and 1996 is as follows:

                        VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997



                                  Net Carrying Value      Note Balance at        Note Balance at
                                    of Collateral        December 31, 1997      December 31, 1996
Notes payable to shareholders,
    no stated interest due on
    demand, unsecured             $            -         $        157,851        $       33,275

Notes payable to employees,
    non-interest bearing,
    due on demand, unsecured                   -                        -                 8,800

Bank revolving line-of-credit,
    $30,000 limit, at 11%
    interest annually for
    working capital                            -                   29,804                29,199
                                  $            0                  187,655         $      71,274

C.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                  Net Carrying Value      Note Balance at        Note Balance at
                                    of Collateral        December 31, 1997      December 31, 1996
Notes payable to shareholders,                                                 (Restated - Note J)
    interest from 8.91% to
    17.11%, monthly payments of
    $231 to $2,500 and balloon
    payments due of $24,013 to
    $75,000  in 1998, unsecured,
    due dates - 1998 through
    2027.                         $            -         $        590,418         $     487,775

Notes payable to banks, interest
   ranging from 9.25% to 12.40%,
   due dates ranging from 1998 to
   2006, monthly payments ranging
   from $170 to $1,834 with a
   balloon payment due in 1998
   ($51,134), secured by vehicles,
   equipment  and real estate.           703,061                  138,162               230,305

Notes payable to vehicle finance
    companies, interest ranging
    from 3.9% to 16% per annum,
    payments from $264 to $851 per
    month, due from 1999 to 2002.         84,409                   82,783                75,835

Notes payable to individuals,
    interest at 12% per annum,
    payment at $677 per month,
    due 2011, collateralized by
    real estate.                          56,095                   53,797               125,327

Note payable to bank, guaranteed
   by the Small Business Administration,
   11.25% per annum, monthly payments
   of $1,298, collateralized by all
   buildings and equipment of Protech,
   Inc., due 2112.                       206,453                  112,850               149,458

   Capital lease obligations, for
   vehicles

                                F-19


                      VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997


    effective interest of 12%
    to 25.92% per annum,
    monthly payments of $72 to
    $5,975, lease terms of 24
    to 39 months, ending in 2000
    (Note I)                             296,436                  306,029               172,221
                                 $     1,346,454                1,284,039             1,240,921

Less current portion                                              370,855               229,387
                                 $       913,184                1,011,534


Future minimum lease payments of capital lease obligations for the five years succeeding December 31, 1997 are as follows:

            1998                                                199,806
            1999                                                117,478
            2000                                                  5,610
                                                                322,894

            Less amounts representing interest                   16,865

            Principal payments                            $     306,029

Maturities of long-term debt (excluding capital leases) for the five years succeeding December 31, 1997 are $422,589 in 1998, $125,028 in 1999,
$80,061 in 2000, $61,665 in 2001 $57,679 in 2002 and $418,645, thereafter.

D.  SHAREHOLDERS' EQUITY

The Company has issued 700,866 shares of its common stock to two of its key officers in lieu of interest for two loans with the Company totaling $154,975 (see note C). The loans have no stated term but are expected to be repaid within five years. The Company has recorded debt issue costs totaling $97,446 in 1996 related to the issuance equal to the value of the shares issued in lieu of interest. The average issuance price of shares issued through the date of the loans was used in the computation of the value of the shares issued. Unamortized debt issuance costs are amortized over the remaining five years, assuming an interest rate of 12.25% per annum.

As of December 31, 1997, the Company had issued a total of 42,235 shares in lieu of wages and rent valued at $152,000 which has been charged to operations.

                       VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

D.  SHAREHOLDERS' EQUITY (CONTINUED)

The Company has reserved 1,500,000 shares of common stock for adoption of an incentive stock option plan for its employees. The options vest immediately and expire within 10 years of the date of grant (2006). As of December 31, 1997, and 1996, 470,007 options had been granted under this plan at an option price of $2.40 per share. The Company has reserved 500,000 shares of common stock for the adoption of a non-qualified stock option plan. In July, 1997, 400,000 non-qualified compensatory options were granted under this plan, with immediate vesting, exercisable for up to ten years, at $.01 per share. Accordingly, the Company recorded compensation expense of $1,396,000 for the difference between the strike price and the fair value of the underlying stock ($3.50 per share) at the date of grant using the intrinsic value based method of accounting prescribed by APB opinion No. 25, and as permitted under SFAS statement 123 - Accounting for Stock Based Compensation.

As permitted by SFAS 123, the Company used the Black-Scholls method of computing the fair value of options at the date of grant. Accordingly, pro-forma amounts using the fair value method of reporting compensatory options are the same as reported under APB opinion No. 25. The weighted average risk-free interest rate used to estimate the fair value was 5.59%, with no expected dividends.

In 1996, the Company had granted 83,333 warrants for the purchase of common stock to an equipment lessor at an exercise price of $2.40 per share as part of its lease agreement. These warrants may be exercised within one year from the date of first funding and expire in 2006. No services were rendered as consideration for these warrants. In addition, the Company has issued warrants for the purchase of 5,000 shares of common stock to a soliciting dealer in consideration for services rendered in connection with the offering of Series A Preferred Stock outlined below. The warrants entitle the holder to acquire common stock for $5.00 per share exercisable before June, 2002. The value of these warrants at the date of grant was estimated to be approximately $2,400.


On June 30, 1997, the Company commenced a private placement offering for 142,857 shares of common stock at $3.50 per share. That offering expired on December 31, 1997. Under the terms of that offering, each share was entitled to a warrant for the purchase of one share of common stock at $6.00 per share, exercisable before July, 2000. At December 31, 1997, 124,407 warrants were granted under that offering.

As of December 31, 1997, the Company had issued 64,410 shares of 10%, $.001 par value, cumulative, convertible Series A Preferred Stock as part of a 150,000 share offering at $10.00 per share. The preferred shares are convertible at any time to common stock at a rate of one to 1.093585771. The preferred shares carry voting rights. The shares carry liquidation preferences at $10.00 per share plus an amount equal to all accumulated and unpaid dividends. The Company has the option to call the Series A Preferred Stock for redemption at any time. The price to the holders of the Series A Preferred Stock by Venturi for any such redemption shall equal $11.00 per share plus any accrued or unpaid dividends to the date of the call for redemption. Such redemption price shall, at the option of the holder of the shares, either be paid in cash or in common stock at a conversion rate of 1.093585771 of common stock for each share of Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by the Board of Directors, cumulative cash dividends of $1.00 per share annually, in priority to common stock dividends. As of December 31, 1997, the Company had paid $36,892 in preferred dividends and was obligated for $17,918 in preferred dividends in arrears, representing a total of $54,810 in preferred dividends declared in 1997. The Company declared a total of $9,890 in preferred dividends in 1996. Accordingly, these amounts were used in arriving at income available to common shareholders in computing earnings per share. The Company has

                      VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997


D.  SHAREHOLDERS' EQUITY (CONTINUED)

the option to call the Series A Preferred Stock for redemption at any time at a redemption price of $11.00 per share plus any unpaid dividends. The redemption may be paid in cash or converted to common stock at a conversion rate of one share of common stock for each share of preferred stock, at the option of the holder. Each share of preferred stock includes a warrant to acquire one share of common stock for $5.00 exercisable before June, 2002. In December 1997, the Company commenced a private placement of 300,000 shares of 6% Series B, cumulative, convertible Preferred Stock (315,000 shares authorized) to Entrepreneurial Investors, Ltd. The placement is to occur in three phases as follows:

       Phase I for 200,000 shares at $5.00 per share on or before December 31, 1997.
       Phase II for 50,000 shares at $20.00 per share or before March 31, 1998.
       Phase III for 50,000 shares at $20.00 per share on or before June 30, 1998.

The shares have a cumulative dividend of 6% per annum, payable on a quarterly basis with shares of common stock based on the 30 day average closing bid price of the common stock prior to the dividend date. As of December 31, 1997, the Company had not paid and was not obligated for any Series B preferred dividends. Each share of preferred stock is convertible into five shares of common stock. The shares carry liquidation preferences of $10.00 per share plus all accumulated and unpaid dividends. Prior to December 31, 1997, the Company had issued 200,000 shares under Phase I of the agreement for $1,000,000. Under a subscription agreement, the Company received $870,000 of the proceeds shortly after year-end with the remaining $130,000 used to pay commissions to Equity Services, Ltd (ESL) for commissions, legal fees and expenses. These costs have been included in general and administrative expenses in 1997.

Concurrent with each phase of that offering, the Company is obligated to issue 5,000 additional shares at $5.00 per share to ESL as additional payment of fees and expenses. At December 31, 1997, 5000 shares were issued to ESL for these services which have been charged to operations.

As part of that offering, the Company has agreed to grant to ESL, 50,000 options to acquire common stock upon the completion of each phase of that offering at an option price of $3.00 per share.

The Company has not declared, nor paid any common stock dividends for 1997 or 1996. The options, warrants, and convertible preferred stock instruments mentioned above are all securities potentially dilutive in future periods and were not included in the computation of earnings per share in 1997 and 1996 because they are considered anti-dilutive in periods when the Company reports losses from continuing operations. Subsequent to year-end, the Company has commenced additional placements of common and preferred stock bearing warrants and options (see Note H).

                        VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

E.  RELATED PARTY TRANSACTIONS

The Company has entered into several notes payable with officers and shareholders of the Company. The amounts and terms of these notes are disclosed in Note C.

At December 31, 1997 and 1996, the Company had accrued management fees to certain officers and shareholders of the Company of $54,952 and $5,000 respectively. The Company paid management fees of $137,048 in 1997 and $263,000 in 1996 to these officers or to entities owned principally by them. These fees were for services rendered by the officers in lieu of wages and, in some cases, the fees were paid to the same officers owed under notes payable outlined in Note C.

In 1997, the Company paid $39,628 in fees to an accounting firm which is owned by an officer and shareholder of the Company.

The Company issued 14,285 common shares in 1996, together with warrants to purchase additional common shares (see Note D), to the Company's primary equipment lessor for $25,000 as part of a lease agreement between the parties. The Company also paid rent in 1997 of $24,500 with 7,000 shares of the Company's common stock. This shareholder was paid a total of $48,000 in cash and common stock in 1997 for facilities used by the Company. In 1997, the Company paid $3,400 in commissions to a shareholder who brokered a significant vehicle lease agreement for the Company. The Company also paid $15,000 to a shareholder for a research study of the Company's carpet cleaning solution.

During 1997, the Company's president opened a personal checking account which was used to pay certain business expenses of the Company. Some company funds were deposited into this account to cover these expenses. As of December 31, 1997, the Company was owed approximately $18,000 from its president for excess funds deposited into the account.


F.  DISCONTINUED OPERATIONS

In January, 1996, the Company acquired the net assets of Dependable Janitorial and those of Dependable Carpet Cleaning by issuing 137,499 shares of its common stock. Late in 1996, the Company sold back the net assets of Dependable Janitorial in return for the recision of 91,666 shares. No gain or loss was recorded on the transaction as the value of the shares rescinded approximated the original acquisition value of the shares issued for Dependable Janitorial.

The operating results of the discontinued operations are as follows:
         Revenues                                   $         230,790
         Expenses, including depreciation
          expense of $13,500                                  154,036
            Net income before taxes                            76,754
         Income taxes                                          14,346
            Net income                              $          62,408

After the sale, the Company retained the assets of Dependable Carpet Cleaning, which include vehicles and some computer equipment. The income from discontinued operations as disclosed on the statement of operations

                      VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

F.  DISCONTINUED OPERATIONS (CONTINUED)

represents all of the income earned from operations in 1996 by the Company related to the operations of Dependable Janitorial.

G.  INCOME TAXES

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements to give effect to the resulting temporary differences which arise primarily for differences in accounting methods, the basis of fixed assets, and depreciation methods based on the income taxes expected to be payable in future years. Tax credits (if any) are accounted for by the flow-through method as a reduction of the current income tax provision.

There was no significant provision for federal or state income taxes for 1997 as the Company has incurred operating losses and there can be no assurance that the Company will realize the benefit of the resulting net operating loss carryforwards.

Income tax expense (benefit) for 1996 consists of:
                                  Current      Deferred       Total
From continuing operations:
Federal                     $      (16,694)    $  (49,843)   $  (66,537)
State                                    0              0             0
From discontinued operations:
Federal                             14,346              0        14,346
State                                    0              0             0
    Total                   $       (2,348)    $  (49,843) $    (52,191)

Components of deferred tax expense (benefit) consists of:

                                                Year Ended December 31
                                                   1997       1996
Depreciation differences                       $ (10,061)  $   17,397
Cash to accrual adjustments                      (63,099)     (34,989)
Stock based compensation                        (488,600)           -
Net operating loss                              (862,409)    (318,361)
Valuation allowance                            1,424,170      286,110
    Net deferred tax benefit                   $       0   $  (49,843)

                       VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

G.  INCOME TAXES (CONTINUED)

Reconciliation of taxes at the federal statutory rate to income tax benefit:
                                             Year Ended December 31
                                                1997        1996
Tax benefit computed at the federal
    income tax rate of 35%               $  (1,106,859)  $  (416,350)
Losses of enterprises passed through
    to shareholders in periods prior
    to combination                                   -        76,999
Other                                          (31,650)        1,050
Increase valuation allowance                 1,138,509       286,110
    Net benefit                          $           0   $   (52,191)

The Company has adopted the provisions of Financial Accounting Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial operating and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences are expected to reverse.

Due to the uncertainties surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. The valuation allowance increased by approximately $1,138,000 during the year ended December 31, 1997 and by approximately $286,000 during the year ended December 31, 1996. The increase in the valuation allowance is due to the increase in the net operating loss carry forward.

The 1996 current tax benefit results from the carry-back to prior years income taxes of the net operating loss created in 1996. Future net operating loss carry-forwards may be limited by the provisions of IRC
Section 382, which potentially limits the use of net operating losses after a significant change in ownership of an entity occurs.

Current tax expense for 1996 does not include the tax effects of the Protech, Inc. (Stone Maintenance) profit or loss, which was an S-
Corporation through the date of its combination with the Company.
Accordingly, taxable income prior to this date will be taxed to the former shareholders of Protech, Inc. Net operating loss carryforwards of $2,464,026 will expire in 2011 and 2012.

H.  SUBSEQUENT EVENTS

In February, 1998 the Company entered into lease financing agreement for the financing of trucks and carpet cleaning equipment in an amount of up to $3,000,000. The lease financing is scheduled to occur in three phases dependent upon the successful completion of each phase of the Series B preferred stock placement mentioned in note D. Each phase of the funding will consist of $1,000,000 to be paid in stages. The first phase was completed as of April 15, 1998. The Company has granted warrants under the agreement for the purchase of common shares equal to 6.25% of the fully diluted shares of common stock outstanding exercisable within ten years at a strike price of $.50 per share.

                      VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

H.  SUBSEQUENT EVENTS (CONTINUED)

Shortly after year end, the Company received $870,000 for the issuance of 200,000 shares of Preferred Stock in 1997 under a subscription arrangement (see Note D). Under phase two of the Series B preferred stock agreement (see Note D), the Company has issued 50,000 shares of preferred stock since December 31, 1997 for $20.00 per share and an additional 5,000 shares of preferred stock at $5.00 per share to ESL for commission fees
and services.   Concurrent with the completion of phase two of the
agreement, the Company has granted another 50,000 options for the purchase of common stock exercisable within five years for $3.00 per share. Phase three of the agreement is expected to take place prior to June 30, 1998 which will involve the issuance of another 50,000 shares for $20.00 per share, and the grant of another 50,000 options exercisable for five years at a strike price of $3.00 per share.

Effective January 15, 1998, the Company commenced a private placement offering of up to 178,572 shares at $3.50 per share for total proceeds of $625,000. Each share of common stock purchased under the placement will be accompanied by a warrant to purchase an additional share of common stock for $6.00 per share exercisable before July 1, 2001. To date, the Company has issued 50,000 shares for $175,000 under the placement.

On March 31, 1998, the Company issued 4,000 shares of common stock in exchange for the net assets of Protech Carpet Cleaning (not Protech, Inc.), another carpet cleaning business located in Riverton, Utah.

On April 30, 1998, the Company issued 7,500 shares of common stock in exchange for the net assets of Complete Carpet Service located in Dallas, Texas. Both acquisitions were made pursuant to the Company's strategy of growth through acquisition. It is anticipated that these acquisitions will be accounted for under the pooling of interest method of accounting. Pro forma net loss for 1997 and 1996 as if these mergers had occurred at January 1, 1996 is $3,091,127 and $1,099,186, respectively.

The Company was obligated to authorize the issuance of 1,000,000 shares of 6% Cumulative, Convertible Non-Voting Series C Preferred Stock at a purchase price of $2.05 per share under a stock purchase agreement dated April 10, 1998. Under the agreement, the Company has granted options for the purchase of additional shares exercisable within five years from the date of closing. For every two shares of Series C Preferred Stock purchased, the Series C Preferred Shareholders received one warrant to acquire common stock at a price of $2.05 per share.

The Company has also issued 150,000 shares of common stock in lieu of cash for consulting services rendered in 1998.

                      VENTURI TECHNOLOGIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997

I.  LEASE COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, which are recorded in the financial statements as capitalized leases (see Note C). Total amortization of leased vehicles included in depreciation expense is $73,583 for 1997 and $15,263 for 1996.

The Company also leases office space and certain equipment under cancelable and non-cancelable lease arrangements accounted for as operating leases. Rent expense under these leases was $83,820 in 1997 and $71,357 in 1996. Future minimum payments under non-cancelable lease arrangements for the next five years are as follows: $90,360 in 1998, $57,300 in 1999, $49,350 in 2000, and $12,000 in 2001.

The Company is currently defending a lawsuit brought by owners of a once prospective merger candidate. The plaintiffs are asserting damages of $2,500,000 for violation of Texas Securities laws. As of the date of this report, the Company has not answered the plaintiff's complaint, but intends to do so and to vigorously pursue a counterclaim against the plaintiff for misrepresentations made to induce the Company to acquire the plaintiffs company. Both the Company's management and its legal counsel believe the plaintiff will not recover a material judgement against the Company.

J.  RESTATEMENT OF 1996 FINANCIAL STATEMENTS AND PRIOR PERIOD ADJUSTMENTS

In 1996, the Company acquired the net assets of Protech, Inc. (Stone Maintenance) under a business combination accounted for as a pooling of interests. The Company issued common stock for the common shares of Protech and included the assets, liabilities and historical operations of Protech in its combined audited financial statements for the year ended December 31, 1996. Subsequent to December 31, 1996, the Company concluded that several debt instruments owing to the former owner of Protech were inadvertently excluded from the 1996 balance sheet. The loans dated back to 1994 and earlier years when Protech was using personal debt of the former owner to fund operations. The Company did not adjust the number of shares given in the exchange and equivalent shares received did not change. However, the Company did agree to acquire the additional liabilities as an adjustment to the value of shares given in the exchange. Beginning 1996 retained earnings has been restated to reflect the loans by $326,799. In addition, 1996 net loss has been increased by $10,991 to restate 1996 revenues for immaterial loan proceeds originally accounted for on Protech's financial statements as revenues.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

TABLE OF CONTENTS

Prospectus Summary.
Risk Factors.
Use of Proceeds
Dividend Policy
Dilution.
Capitalization.
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business of Venturi
Management.
Principal Stockholders.
Description of Securities
Shares Eligible for Future Sale
Plan of Distribution.
Available Information

Index to Financial Statements . . . . . . .    F-1

UNTIL FEBRUARY 23, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                            [COMPANY LOGO]
                   750,000 SHARES OF COMMON STOCK
                              PROSPECTUS
                           December 3, 1998

PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and the Bylaws of the Registrant contain provisions providing for the indemnification by the Registrant of all past and present directors, officers, employees or agents of the Registrant. Such parties are indemnified from and against any and all liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person has become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such liability or expense shall have been imposed or incurred. However, no such director, officer or employee shall be entitled to claim such indemnity with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal. In addition, there shall be no indemnity in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in the Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.

The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:

ARTICLE IX - LIMITATION OF LIABILITY OF OFFICERS OR DIRECTORS: The personal liability of a director or officer of the corporation to the corporation or the Stockholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

ARTICLE X - INDEMNIFICATION: Each director and each officer of the corporation may be indemnified by the corporation as follows:

       (a) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       (b) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

       (d) Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (i)  By the stockholders;
               (ii) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suite or proceeding;
              (iii) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
               (iv) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       (e) Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

       (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advancement of expenses made pursuant to subsection (e) may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (ii) Continues for a person who has ceased to be a
                   director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The specific provisions of the Bylaws with respect to indemnification of directors and officers are as follows:

                               ARTICLE VII
                             INDEMNIFICATION

  Section 7.01 Indemnification. The corporation shall, unless prohibited by Nevada Law, indemnify any person (an "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor (collectively, a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all Expenses and Liabilities actually and reasonably incurred by him in connection with such Proceeding. The right to indemnification conferred in this Article shall be presumed to have been relied upon by the directors, officers, employees and agents of the corporation and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

  Section 7.02 Indemnification Contracts. The Board of Directors is authorized on behalf of the corporation, to enter into, deliver and perform agreements or other arrangements to provide any Indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada law. Such agreements or arrangements may provide (i) that the Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by the corporation as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses (iii) that the Indemnitee shall be presumed to be entitled to indemnification under this Article or such agreement or arrangement and the corporation shall have the burden of proof to overcome that presumption, (iii) for procedures to be followed by the corporation and the Indemnitee in making any determination of entitlement to indemnification or for appeals therefrom and (iv) for insurance or such other Financial Arrangements described in Paragraph 7.02 of this Article, all as may be deemed appropriate by the Board of Directors at the time of execution of such agreement or arrangement.

  Section 7.03 Insurance and Financial Arrangements. The corporation may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements ("Financial Arrangements") on behalf of any Indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other Financial Arrangements may include (i) the creation of a trust fund, (ii) the establishment of a program of self-insurance,
(iii) the securing of the corporation's obligation of indemnification by granting a security interest or other lien on any assets of the corporation, or (iv) the establishment of a letter of credit, guaranty or surety.

  Section 7.04.  Definitions.  For purposes of this Article:

         Expenses. The word "Expenses" shall be broadly construed and, without limitation, means (i) all direct and indirect costs incurred, paid or accrued, (ii) all attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (iii) all other disbursements and out-of-pocket expenses, (iv) amounts paid in settlement, to the extent permitted by Nevada Law, and (v) reasonable compensation for time spent by the Indemnitee for which he is otherwise not compensated by the corporation or any third party, actually and reasonably incurred in connection with either the appearance at or investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under any agreement or arrangement, this Article, the Nevada Law or otherwise; provide, however, that "Expenses" shall not include any judgments or fines or excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other excise taxes or penalties.

         Liabilities. "Liabilities" means liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement.

         Nevada Law. "Nevada Law" means Chapter 78 of the Nevada Revised Statutes as amended and in effect from time to time or any successor or other statutes of Nevada having similar import and effect.

         This Article. "This Article" means Paragraphs 7.01 through 7.04 of these By-Laws or any portion of them.

         Power of Stockholders. Paragraphs 7.01 through 7.04, including this Paragraph, of these By-Laws may be amended by the stockholders only by vote of the holders of sixty-six and two-thirds percent (66-
  2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

         Powers of Directors. Paragraphs 7.01 through 7.04 and this Paragraph of these By-Laws may be amended or repealed by the Board of Directors only by vote of eighty percent (80%) of the total number of Directors and the holders of sixty-six and two-thirds percent (66-2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All expenses of this offering are estimated as follows:

  SEC Registration Fee               $ 2,000
  Blue Sky fees and expenses         $ 3,000
  Printing expenses                  $10,000
  Legal fees and expenses            $70,000
  Accounting fees and expenses       $10,000
  Miscellaneous                      $ 5,000
            Total                   $100,000


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Venturi (or its predecessor) has conducted three private offerings of common stock and three private offerings of preferred stock. Venturi has also issued common stock as consideration for the acquisition of the assets of various carpet cleaning businesses in the past three years. In addition, Venturi has issued a number of shares of common stock to employees and vendors. Certain of the desired offerings occurred at or about the same time, or within six (6) months of each other, and under certain circumstances could be subject to integration. However, based upon the five factor test contained in Rule 502 of Regulation D, Venturi respectfully submits that none of the offerings should be integrated.

Details regarding those offerings are as follows:

     A. Between January 1996 and September 1996, Venturi sold a total of 64,410 shares of Series A Preferred Stock for $10.00 cash per share in a private offering primarily to accredited investors in reliance upon Rules 505 and 506 under the Securities Act of 1933. Dominion Capital Corporation of Dallas, Texas was employed by Venturi as Soliciting Agent in that offering. All prospective investors were given a private placement memorandum that included a complete disclosure of Venturi, its financial results, its business and various risks of the investment. Investors were required to sign a Subscription Agreement in which the investor represented, among other things, that he or she was acquiring the shares for his or her own account, and not for resale, and that the investor was experienced in financial matters and could bear the economic risk of an investment in Venturi. Following is a list of investors in that offering:


SECURITIES SOLD       NAMES OF INVESTORS              CONSIDERATION PAID

Series A Preferred    Don & Katherine Halsey Trust    $12,500/$10.00 per share
                      Henry Ross IRA                  $35,000/"
                      Pete & Angie Danna              $20,000/"
                      John Towers                     $2,500/"
                      Carroll Kennedy Burgess IRA     $25,000/"
                      Theodore Tuinstra               $10,000/"
                      Leo Smith IRA                   $15,000/"
                      Mary Kirk Trust                 $10,000/"
                      Jerry & Mai Hamilton Trust      $10,000/"
                      Robert Davidson                 $25,000/"
                      Doug Rhone Trust                $25,000/"
                      Marjorie McCray                 $35,000/"
                      J. Moyle                        $30,000/"
                      David Sartain IRA               $12,500/"
                      Clyde Webb                      $25,000/"
                      Edward J. Gallatin IRA          $25,000/"
                      Vikki Minadeo                   $25,000/"
                      Wayne Farlow IRA                $21,000/"
                      Bill Sass                       $25,000/"
                      Raymond Earl Sloan IRA          $15,000/"
                      Paul B. Fletcher                $20,000/"
                      Marybess Salvaggio              $20,000/"
                      Bennett E. Greenfield           $15,000/"
                      George E. Kugler                $15,000/"
                      Rebecca J. Das                  $20,000/"
                      Robert D. Stephens, Jr. IRA     $25,000/"
                      George & Frances Tyler          $15,000/"
                      Suelema M. Roman                $25,000/"
                      Jack J. Stephens                $13,000/"
                      Mickey Long                     $12,500/"
                      George R. Tyler IRA             $15,000/"
                      Sandi Kinney                    $13,000/"
                      Bruce Axtell                    $25,000/"
                      A. Ken Flake                    $  7,100/"


     B. Beginning in January 1998 Venturi offered up to 315,000 shares of Series B Preferred Stock to accredited investors in reliance upon Regulation S under the Securities Act of 1933. In January 1998, 200,000 shares of Series B Preferred Stock was sold to Entrepreneurial Investors, Ltd., an accredited investor which is located offshore, for $5.00 cash per share.
         In April 1998, an additional 50,000 shares of Series B Preferred Stock was sold to Entrepreneurial Investors, Ltd. for $20.00 per share. Venturi employed no brokers or underwriters in that offering, although Equity Services, Ltd. was employed as a Placement Agent. 10,000 shares of Series B Preferred Stock was paid to Equity Services, Ltd. in payment for service as placement agent. Following is a list of investors in that offering:

SECURITIES SOLD      NAMES OF INVESTORS               CONSIDERATION PAID

Series B Preferred   Entrepreneurial Investors, Ltd.  $2,000,000
                     Equity Services, Ltd.             Services


     C. Beginning in February 1998 the Company has offered up to 1,609,756 shares of Series C Preferred Stock to accredited investors in reliance upon Rule 506 under the Securities Act of 1933. Between February 1998 and September 1998, a total of 406,504 shares had been sold to Invest Linc Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company (formerly known as CDL Emerging Growth Equity Fund), for a total of $833,334 cash. No brokers or underwriters were employed by the Company in that offering. Following is a list of investors in that offering:


SECURITIES SOLD     NAMES OF INVESTORS                   CONSIDERATION PAID

Series C Preferred  Invest Linc Emerging Growth
                    Equity Fund I, L.L.C.               $833,334


     The offerings described in paragraphs B and C occurred within six months of each other. However, offering B was an offering of Series B Preferred Stock to non-residents under Regulation S. The sole investor in offering B was a company organized in the Bahamas, with its principal office in the Bahamas, and whose beneficial owners are all European citizens and residents. The placement agent who received 10,000 shares of Series B Preferred Stock as consideration for its services, is a Nevis company comprised solely of non-resident beneficial owners. Offering B qualifies as a Regulation S offering and is not subject to integration with a Regulation D offering.

     D. Between August 1994 and June 1997, Venturi sold a total of 212,505 shares of common stock for $2.40 cash per share in a private offering in reliance upon Rules 505 and 506 under the Securities Act of 1933, and Section 4(2) of the Securities Act of 1933, primarily to individuals with a pre-existing relationship with Venturi or its founders. Venturi used no underwriter or brokers in that offering. Although that offering was open to accredited and unaccredited investors, no more than 35 unaccredited investors purchased shares in that offering. All prospective investors were given a private placement memorandum that included a complete disclosure of Venturi, its financial results, its business and various risks of the investment. Investors were required to sign a Subscription Agreement in which each investor represented, among other things, that he or she was acquiring the shares for his or her own account, and not for resale, and that the investor was experienced in financial matters and could bear the economic risk of an investment in Venturi. Following is a list of investors in that offering:

SECURITIES SOLD  NAMES OF INVESTORS       CONSIDERATION PAID

Common Stock   Dean Schafer                     $23,700
               Mary Loiuse Hopkins              $12,000
               John Branscom                     $4,000
               T. Blake Horrocks                $24,000
               Merril Littlewood                 $6,000
               David Frey                       $18,000
               Bonnie & Leo Smith                $6,000
               Ron & Leslie Rutledge             $4,000
               Rebecca Stahle                    $1,500
               Aaron & Tami Pyfer                $2,400
               Kevin Pyfer                      $24,000
               HPKK Family Trust                 $5,040
               Claudeen Hill                     $8,208

               Ronald Karren                    $42,075
               American Pension Services
               Custodian Ronald Karren           $7,925
               Alan Bingham                      $1,200
               Bruce Axtell                    $185,000
               Bryan Karren                      $1,500
               Kevin Karren                      $1,000
               Julie Karren                        $375
               Darrell Karren                      $375
               Leslie Ann Karren                   $375
               Tim Woodard                       $1,500
               Thomas Williams                   $5,000
               The Priority Group               $50,000
               William Moore                    $12,000
               Ray Lynn Jorgensen                $1,500
               Gregg Anderson                   $11,000
               Scott Farrer                     $15,000


     The common stock offering described in this paragraph overlaps the offering of Series A Preferred Stock described in paragraph A. However, offering A involved the sale of Series A Preferred stock for $10.00 cash consideration in an offering conducted by Dominion Capital Corporation to Dominion's existing clients, most of whom were accredited investors. Offering D involved the sale by Venturi (not through a placement agent) of common stock for $2.40 per share to individuals who had a pre-existing family or business relationship with the founders of Venturi. Offering
A was primarily for the purpose of obtaining financing on an equipment lease line of credit through Sentry Capital that required $1.00 of invested equity for every $1.00 of equipment financing advanced. Offering D was to provide working capital and capital for research and development. The two offerings involved different classes of stock, were offered for substantially different consideration and were conducted as entirely separate plans of financing and for totally different purposes.

     E. Between December 1997 and August 1998, Venturi sold a total of 88,409 shares of common stock for $3.50 cash per share in a private offering to accredited and unaccredited investors in reliance upon Rules 505 and 506 under the Securities Act of 1933. Each share of Common Stock sold in that offering was accompanied by a warrant entitling the holder to purchase an additional share of common stock for $6.00. Venturi used no underwriter or brokers in that offering. Although that offering was open to accredited and unaccredited investors, no more than 35 unaccredited investors purchased shares in that offering. All prospective investors were given a private placement memorandum that included a complete disclosure of Venturi, its financial results, its business and various risks of the investment. Investors were required to sign a Subscription Agreement in which the investor represented, among other things, that he or she was acquiring the shares for his or her own account, and not for resale, and that the investor was experienced in financial matters and could bear the economic risk of an investment in Venturi. Following is a list of investors in that offering:


SECURITIES SOLD     NAMES OF INVESTORS       CONSIDERATION PAID

Common Stock
Common Stock
Warrants         Richard Barnes                  $1,000
                 Adam Dunn                       $1,000
                 Brandon Horrocks                $1,000
                 Robert Cless Karren             $5,005
                 Stanley Kopesec                 $2,706
                 Professional Painting          $50,001

                 Cochran, Lund & Davidson       $25,000
                 Kevin & Patti Pyfer            $14,000
                 Stuart Starkey                  $5,000
                 Kirby Cochran                   $5,000
                 Brett Davis                     $1,000
                 Brent Higginson                 $2,100
                 Jim & Patrice Stone            $10,000
                 Ned Karren                      $3,500
                 Floyd & Patricia Fox            $4,000
                 Joe Fox                        $58,717
                 Louis Sacco                    $21,000
                 Benjamin Press                 $35,000
                 J.T. Weber
                 Mark Cripe                      $1,015
                 Robert E. Fellows               $3,500
                 Margo Murphy                    $3,500
                 Doran Pratte                   $10,000
                 Cless Karren                    $5,005
                 Dawn Baker                      $1,050
                 Kardell & Sandra Schmidt
                 Lou Sacco                      $10,500
                 Doug Zibriskie                  $2,000
                 Reed Buley                     $10,000
                 Floyd & Patricia Fox            $4,000
                 Darin Yancey                    $2,500
                 Marvin Yancey                  $10,000
                 Mike Cox                        $4,500


     The offerings described in paragraphs C and E occurred within six months of each other. However, offering C involved the sale of Series C Preferred Stock to a single accredited investor. Offering E involved the sale of up to $750,000 of common stock to accredited investors and to less than 35 non-accredited investors. Even if offering C were integrated with offering E, it would nevertheless qualify as a Rule 506 offering of less than $5,000,000 to an unlimited number of accredited investors and up to 35 non-accredited investors.

     The offerings described in paragraphs D and E overlap with each other. However, offering D involved the sale of common stock by the Texas Corporation (Action Venturi Technologies, Inc.). Offering E involved the sale of common stock by the successor entity after the reorganization of the Texas Corporation and Hi-Tek Carpet Care, a Nevada corporation, which occurred in July of 1997. The reorganization entity was substantially different from its pre-reorganization counterparts. Although the Texas Corporation is now a wholly-owned subsidiary of the Nevada Corporation, at the time of these offerings, they were unrelated. Since two separate issuers were involved, these offerings are not subject to integration.

     F. In December 1997, Venturi issued a total of 33,982 shares of its common stock to its employees in reliance upon Rule 701 and a written contract pursuant thereto. The following employees received the indicated shares in this transaction:

SECURITIES ISSUED   NAME OF EMPLOYEE         NUMBER OF SHARES RECEIVED

Common Stock        Jason Barker                          86
                    Robert Barnes                        343
                    Kevin Campbell                        57
                    Keith Hexem                          752

                    Tom Jensen                           853
                    Jeremy Marini                        274
                    Jim Stone                           1481
                    Chad Taylor                          514
                    Marlane Wright                       690
                    Doug Zibriskie                      1143
                    Jamie Zuniga                          86
                    Dale Karren                          646
                    Jaime Robles                         457
                    Raul Robles                          457
                    Leslie Rutledge                      211
                    Bill Thomas                          971
                    Bridge Whitmire                      402
                    Tim Woodward                         874
                    Blake Horrocks                      1466
                    Brandon Horrocks                    1006
                    Marsan Horrocks                      486
                    Derrick Paper                        406
                    Susan Rittman                        655
                    Debbie Taylor                        796
                    Eric Iverson                         316
                    Jerry Thomas                         786
                    John Hawkes                          271
                    Vicki Johnson                        618
                    Bo Hopkins                           137
                    Kevin Karren                         843
                    Joel Karren                          581
                    Ed Norton                           1286
                    Randy Norton                         205
                    Brandon Paris                        114
                    Nate Robins                          146
                    John Hopkins                        4572
                    Gaylord Karren                      4572
                    Shane Karren                         137
                    Ron Karren                          4286



     G. In August 1998, Venturi offered a total of 600,000 shares of common stock to various offshore residents for $2.00 per share in an offering exempt from registration under Regulation S promulgated under the Securities Act of 1933. As of September 23, 1998, a total of 75,000 shares of common stock had been sold in that offering, for cash consideration in the amount of $150,000. All investors in that offering signed a Subscription Agreement in which they represented that they were not residents of the United States, and that they did not purchase the shares with the intent that they would eventually come to rest in the United States. No underwriters or brokers were employed in that offering, although Equity Services, Ltd., a Nevis company, acted as a placement agent in that offering. Following is a list of investors, to date, in that offering:

SECURITIES SOLD     NAMES OF INVESTORS       CONSIDERATION PAID

Common Stock

               Aspen Investments                 12,500     $25,000
               Peninsula Corp.                   25,000     $50,000
               Prism, Inc.                       25,000     $50,000
               Securitron, Ltd.                  12,500     $25,000


     H. In January 1997, Venturi issued 1,500,000 shares of common stock to the following persons at $.10 per share (for aggregate consideration of $150,000) without registration under Rule 504 adopted under Section 3(b) of the Securities Act of 1933, in connection with its formation:

       SECURITIES SOLD     NAMES OF INVESTORS       NUMBER OF SHARES PURCHASED

Common Stock   Eileen Albertson                   2,000
               Autumn Leaf, Inc.                120,000
               Battle of Midway Incorporated    112,000
               J.C. Blanleil                      2,000
               Rachael A. Burton                  2,000
               Mary Ann Coleman                   2,000
               Delta Financial Resources Inc.   210,000
               Diversified Lenders Inc.         210,000
               Gayle Dorsey                       2,000
               Ronald L. Drake                    2,500
               Marci Evans                        2,000
               Darlene Fawcett                    2,000
               Kris Gornichec                   200,000
               Emil Gulbranson                    2,000
               Melville K. Gulbranson            20,000
               Rebecca Gulbranson                 2,000
               Kerri Heavenor                     2,000
               Betty Hurtado                      2,000
               Dixie Hutchins                     2,000
               Garth P. Jarman                    2,000
               Bryan L. Jeffery                   1,000
               Wydell, Jeffery                    2,000
               Jana Jensen                        2,000
               Jacob D. Klassen                   2,000
               Linda Klassen                      2,000
               John J. Kochel                     2,000
               Mark Larson                        1,000
               Roslyn Mackay                      2,000
               Mary Magouirk                      1,000
               Renetta Mecham                     2,000
               MK Resources, Inc.                 5,000
               Tracy J. Nelson                    2,000
               Suzanne Pancheri                   1,000
               Freddie C. Roberts, Jr.            3,000
               Karen Roberts                      1,000
               Janis & David R. Rowberry          1,000

               Lise-Lotte Ruzicka                 1,000
               Nancy Smithanik                    2,000
               Symmetry Inc.                    100,000
               Jeffery Clark Tanner             200,000
               Max C. Tanner                     50,000
               Mont E. Tanner                   204,000
               Renee Tieman                       2,000
               C. F. Walker                       4,500
               Gordon J. Weaver                   2,000
               Kimberly Witter                    2,000
               Monica Young                       2,000

                                              1,500,000

     Although the offerings described in paragraphs D and H occurred within six months of each other, these offerings involved what were two separate corporations at the time. Offering D involved the sale of common stock by the Texas Corporation (Action Venturi Technologies, Inc.) at $2.40 per share for working capital purposes. Offering H involved the original issuance of stock by Hi-Tek Carpet Care, Inc., a Nevada corporation, at $.10 per share in connection with its formation. Offering H was a public issuance by the Nevada corporation in a Rule 504 transaction as part of its formation. Although the Texas corporation is now a wholly-owned subsidiary of the Nevada Corporation, at the time of these offerings, they were unrelated. Since two separate issuers were involved, these offerings are not subject to integration.

     The offerings described in paragraphs E and H did not occur within six months of each other. Offering H involved the original issuance of stock by Hi-Tek Carpet Care, Inc., a Nevada corporation, at $.10 per share in connection with its formation. Offering H was a public issuance by the Nevada corporation in a Rule 504 transaction as part of its formation. Offering E was conducted by the post-reorganization entity, offering common stock at $3.50 per share for working capital purposes. Although the Texas Corporation is now a wholly-owned subsidiary of the Nevada Corporation, at the time of these offerings, they were substantially different entities, with substantially different capital structures. Offering E was not commenced until six months after completion of offering H; and five months after completion of the reorganization. Since two different issuers were involved, these offerings are not subject to integration. These offerings clearly were not for the same purpose or part of the same plan of financing.

     I. Over the past three years, Venturi issued or agreed to issue upon expiration of rescission rights under applicable acquisition agreements 371,434 shares of common stock to various persons in exchange for all of the assets of their companies or businesses in reliance upon Section 4(2) of the Securities Act of 1933. The sellers were given a copy of the Company's current business plan and were provided with the opportunity to investigate the Company in as much detail as they desired. The sellers represented in the Asset Purchase Agreement in connection with the sale that they were acquiring the shares for investment and not for resale, and the shares so issued contained a restrictive legend consistent with the fact that neither the shares nor the transaction was registered. These transactions are isolated issuances of common stock to owners of carpet cleaning businesses. These transactions are entirely isolated from one another, each involving a completely separate business; thus, they are not part of a single plan of financing.
         Each transaction constitutes a private, separately negotiated arrangement in which the recipient of the common stock is in an equal bargaining position with Venturi. Each transaction is subject to arms length negotiation between Venturi and the owner of the business and his/her representatives. These business owners possess sufficient business acumen and financial sophistication as a result of their successful operation of a carpet cleaning or flood restoration business. They are familiar with the industry, having operated their own successful business prior to becoming associated with Venturi. The stock exchanged for the assets of these businesses is a minor part of the consideration received by them. The primary benefits result from delivery of new trucks equipped with Venturi's proprietary equipment, the assumption by Venturi of all administrative functions, the maintaining of existing salary levels and an opportunity to earn enhanced performance bonuses using Venturi's proprietary equipment, the provision of uniform employee benefits, and the intangible benefits associated with becoming part of a larger organization. Each transaction has a built-in rescission period of 60 to 90 days during which the seller becomes a part of Venturi's organization but retains the right to regain their assets if they chose not to proceed.
         During this period, the seller is trained in the operation of Venturi's equipment and processes, is provided with new trucks equipped with Venturi's proprietary equipment, is paid at the same rates as before the transaction (with the availability of performance bonuses), and is allowed to sell Venturi's services and proprietary systems to its customers. Their old equipment is not sold until expiration of the rescission period and would be returned to them if they chose not to proceed. During the rescission period, the seller is given access to all information about Venturi that would be available in a registration statement, including its finances and operations. In fact, these individuals probably have access to a greater volume of information regarding Venturi's operations than could be contained in a registration statement since they acquire first-hand knowledge regarding the efficacy of Venturi's technology and its ability to perform as represented. Because these individuals are not losing the ability to operate a carpet cleaning business, the stock represents a long term exit or retirement strategy for them. For these reasons, Venturi believes these exchanges comply with the requirements of the
         Section 4(2) exemption. Persons to whom stock was issued in connection with acquisitions are as follows:


               Erie Dekker                       50,122
               Jerry Thomas                      10,936
               William Thomas                    60,147
               Jim Riley                         54,679
               Alvin Childers                        44
               Doug Gilbert                       2,187
               June Thomas                        2,187
               Jim & Patrice Stone               22,000
               Protech Carpet                     4,000
               Complete Carpet Care               7,500
               Danny Levine                       5,000
               Dirt Free                         52,632
               Disaster Plus                      4,000


     J. During the past three years, Venturi has issued common stock to various parties as consideration for extension of credit and forbearance in receiving payment for services rendered in reliance upon Section 4(2) of the Securities Act of 1933. Each party was given a copy of Venturi's current business plan and the opportunity to investigate Venturi. In most instances, the issuance of shares was not in lieu of payment, but merely in consideration for receiving paument after a scheduled due date.
         If interest or penalties accrued on delayed payments, those amounts were also paid by Venturi. Each transaction involved individuals with whom Venturi has had a longstanding relationship, and each was a separate, isolated incident not involving a public offering. Nevertheless, each individual was given access to the same information that would be contained in a registration statement and were able to fend for themselves given their financial sophistication and the nature and extent of their pre-existing relationship with Venturi. Those persons and the amount of stock issued are as follows:

         SECURITIES ISSUED   NAMES OF RECIPIENTS NUMBER OF SHARES ISSUED

Common Stock        The Priority Group           14,286
                    Riverbottom Hollow            7,000
                    The Priority Group           14,285
                    Joe Bye                       5,000
                    Bill Maxwell                  3,600
                    Jim Stone                    10,000
                    Joe Bye                       1,500
                    Kirby Cochran                   750
                    Bill Davidson                   750
                    Sentry Financial             15,622
                    Bill Davidson               109,359
                    L. G. Rose                    5,000
                    NAIC Investor                     5
                    Danny Hepler                      5

                              EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION

3.0         Articles of Incorporation of Venturi Technologies, Inc.
            (Nevada), as amended
3.1         Bylaws of Venturi Technologies, Inc.
3.2 Amended and Restated Articles of Incorporation of Venturi Technologies, Inc. (Texas) dated 5-23-96
3.3         Articles of Incorporation of Action Venturi Technology, Inc.
            dated 8-15-94
3.4         Bylaws of Action Venturi Technology, Inc.
3.5         Articles of Incorporation of T-Co Manufacturing, Inc. dated 5-
            8-97
4.0         Specimen Stock Certificate
4.1         Articles of Incorporation of Venturi Technologies, Inc.
            (Nevada), as amended pp. 4-5 (See above Exhibit 3.0)
4.2         Bylaws of Venturi Technologies, Inc., pp. 12-13 (See above
            Exhibit 3.1)
4.3 Certificate of Designation of Preferences, Limitations, and Relative Rights for Venturi Technology Enterprises, Inc. for Series A and Series B Preferred Stock dated 12-24-97
4.4 Action by Unanimous Written Consent of the Board of Directors of Venturi Technologies Inc. Creating Series C Preferred Stock dated 7-98 with Exhibit
4.5         Registration Rights Agreement with Equity Services, Ltd. dated
            12-31-97
4.6 Registration Rights Agreement with Entrepreneurial Investors, Ltd. dated 12-31-97
4.7         Lock Up Agreement with Equity Services, Ltd. dated 12-23-97
4.8 Lock Up Agreement with Invest Linc Emerging Growth Equity Fund I, L.L.C. dated 7-28-98
4.9         Master Equipment Financing Agreement with Sentry Financial
            Corp. dated 6-18-96
4.10        Master Lease Agreement with Northstar Capital LLC dated 2-17-
            98
5.0 Opinion Letter of Mackey Price & Williams Regarding Legality of Securities dated 7-29-98
10.0 Dual Stock Option Plan between Venturi Technology Enterprises, Inc. and its key employees, officers, directors and consultants dated 7-1-97
10.1 Form Incentive Stock Option Agreement between Venturi Technology Enterprises, Inc. and its employees dated 1-1-97
10.2 Form Non-Statutory Stock Option Agreement between Venturi Technology Enterprises, Inc. and its consultants dated 7-1-97
10.3        Non-Statutory Stock Option Agreement between Venturi
            Technology Enterprises, Inc. and Merril Littlewood dated 7-1-97
10.4        Requirements Agreement with DT Enterprises dated 2-15-96
10.5 Exclusive Use and Purchase Agreement between Primicide, LLC and Venturi Technologies, Inc.
10.6        Placement Agent's Option Certificate with Equity Services,
            Ltd. dated 6-30-98
10.7        Agreement of Collateral between Gaylord Karren and John
            Hopkins and HiTek Carpet Care Inc. dated 3-97
10.8 Patent Application Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.9 Patent Application Assignment between Gaylord Karren and Venturi Technology Enterprises, Inc. dated 12-22-97
10.10 Patent Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.11 Verified Statement Claiming Small Entity Status by John M. Hopkins dated 3-17-97

10.12 Verified Statement Claiming Small Entity Status by Gaylord Karren dated 3-17-97
10.13 Master Equipment Financing Agreement with Sentry Financial Corp. dated 6-18-96 (See above Exhibit 4.9)
10.14 Master Lease Agreement with Northstar Capital LLC dated 2-17-98 (See above Exhibit 4.10)
10.15 Warrant Purchase Agreement between Northstar Capital, LLC and Venturi Technology Enterprises, Inc. dated 2-17-98
10.16 Letter from Capital Partners Extending Lease Funding to Venturi Technology Enterprises, Inc. dated 5-7-98
10.17 Agreement of Purchase and Sale of Assets between Bill Thomas, d.b.a. T-Co Carpet Cleaning and T-Co Heating Systems, and Venturi Technologies, Inc. dated 3-96
10.18 Agreement of Purchase and Sale of Assets between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 3-31-98
10.19 Bill of Sale and Assignment between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc.
10.20 Liabilities Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.21 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.22 Agreement of Purchase and Sale of Assets between Reed T. And Lana B. Buley, d.b.a. Complete Carpet Service, and Venturi Technology Enterprises, Inc. dated 4-30-98
10.23 Bill of Sale and Assignment between Reed T. and Lana B. Buley and d.b.a. Complete Carpet Service Venturi Technology Enterprises, Inc.
10.24 Liabilities Undertaking between Reed T. and Lana B. Buley d.b.a. Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.25 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Reed T. and Lana B. Buley d.b.a. Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.26 Letter of Intent re: Proposed Acquisition by Venturi Technology Enterprises, Inc. of Carpet and Upholstery Cleaning Assets of Daniel M. Levine
10.27 Agreement of Purchase and Sale of Assets between Daniel M. and Kathleen L. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.28 Bill of Sale and Assignment between Daniel M. and Kathleen L. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises, Inc.
10.29 Liabilities Undertaking between Daniel M. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.30 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Daniel M. Levine and Venturi Technology Enterprises dated 7-3-98
10.31 Agreement of Purchase and Sale of Assets between Video Aire and Venturi Technology Enterprises, Inc. dated 6-30-98
10.32 Letter of Intent re: Proposed Acquisition of Assets between Dirt Free Carpet & Upholstry [sic] Cleaning Inc. and Venturi Technology Enterprises dated 6-29-98
10.33 Letter of Intent re: Proposed Acquisition of Assets between Rob Bleyl d.b.a. Disaster Plus and Venturi Technology Enterprises, Inc. dated 7-22-98

10.34 Letter of Intent re: Proposed Acquisition of Duct Cleaning Business of Bob L. Allen dated 7-29-98
10.35       Stock Purchase Agreement between CDL Capital Corp., CDL
            Emerging Growth Equity Fund I, L.L.C., Gaylord Karren and John Hopkins, and Venturi Technology Enterprises dated 4-10-98
10.36       Placement Agreement of Venturi Technology Enterprises, Inc.
            with Equity Services, Ltd. dated 12-31-97
10.37 Investor Subscription Agreement of Venturi Technology Enterprises, Inc. with Entrepreneurial Investors, Ltd. dated 12-31-97
10.38       Soliciting Dealer Agreement between Dominion Capital and
            Venturi Technologies, Inc. dated 8-9-96
10.39 Agreement and Plan of Reorganization of Venturi Technologies, Inc. and HiTek Carpet Care Inc. dated 5-15-97
10.40 Stock-for-Stock Reorganization Agreement between HiTek Carpet Care, Inc. and stockholders of Venturi Technologies, Inc.
            dated 6-9-97
10.41 Promissory Note between HiTek Carpet Care, Inc. and Venturi Technologies, Inc. dated 5-31-97
10.42 Business and Financial Advisory Agreement between CDL Capital Corp. And Venturi Technology Enterprises, Inc. dated 3-10-98
10.43 Application for Certificate of Authority to Transact Business in Texas by Venturi Technology Enterprises, Inc.
10.44       Consent of Combustion Resources, L.L.C. dated September 29, 1988
10.45       Agreement of Purchase and Sale of Assets dated as of August
            14, 1998 re Dirt Free Carpet and Upholstery Cleaning, Inc.
10.46 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking dated as of August 14, 1998
10.47       Employment Agreement with Robert Bleyl dated October 5, 1998
10.48       Employment Agreement with David J. Bleyl dated October 5, 1998
10.49       Agreement of Purchase and Sale of Assets dated as of October
            5, 1998 with Disaster Plus Corp., Robert D. Bleyl and David J.
            Bleyl
21.0        Subsidiaries of Venturi Technologies, Inc.
23.0        Consent of Mackey Price & Williams dated September 29, 1998
23.1        Consent of Independent Accountants dated September 29, 1998
23.2        Consent of Richard A. Robison, Ph.D. dated November 11, 1998
23.3        Consent of Craig N. Eatough, Ph.D. dated November 11, 1998

ITEM 28. UNDERTAKINGS

A.     Undertaking pursuant to Rule 415.

       The undersigned Registrant hereby undertakes:

  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)Include any material information with respect to
                 the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.



B.     Undertaking in respect of indemnification.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. Four to registration statement to be signed on its behalf by the undersigned, in the City of Orem, Utah, as of the 3rd day of December, 1998.

                                          VENTURI TECHNOLOGIES, INC.


                                          By: /s/ Gaylord Karren
                                             Gaylord Karren, Chairman and
                                             Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                         TITLE                            DATE

                          Chairman of the Board                   12/03/98
/s/ Gaylord Karren        Chief Executive Officer and Director


/s/ John Hopkins          President and Director                  12/03/98


/s/ Merril L. Littlewood  Chief Financial Officer                 12/03/98
                          and Treasurer

/s/ Kim Peterson          Controller                              12/03/98